UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Dear Fellow Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2022 Annual Meeting of Stockholders of ABIOMED, Inc. (“ABIOMED” or the “Company”), to be held at 8:00 a.m., Eastern Time, on Wednesday, August 10, 2022, at The Newbury Boston, One Newbury Street, Boston, Massachusetts 02116. The notice and proxy statement for the 2022 Annual Meeting are attached to this letter and describe the business to be conducted at the 2022 Annual Meeting. Please see page 78 for a description of the requirements to attend.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about June 28, 2022 to our stockholders of record as of the close of business on June 13, 2022. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Your vote is important. We encourage you to vote promptly and in advance even if you currently plan to attend the 2022 Annual Meeting. To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have received a paper copy of the proxy materials, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials (or voting instruction form, if you hold your shares through a broker, bank or other nominee). If you decide to attend the 2022 Annual Meeting, you can still vote your shares in person if you wish. Please see page 78 for information about attending the 2022 Annual Meeting.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on August 10, 2022.

Very truly yours,

Michael R. Minogue

Chairman, President and Chief Executive Officer

June 28, 2022

NOTICE OF 2022 ANNUAL MEETING OF

STOCKHOLDERS OF ABIOMED, INC.

DATE AND TIME:	Wednesday, August 10, 2022, at 8:00 a.m. Eastern Time

PLACE:	The Newbury Boston One Newbury Street Boston, Massachusetts 02116

ITEMS OF BUSINESS:

1)    Elect the three Class III director nominees listed in the accompanying proxy statement (the “Proxy Statement”) to serve for a three-year term until the 2025 Annual Meeting of Stockholders;

2)    Consider a non-binding, advisory vote to approve the compensation of our named executive officers;

3)    Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023; and

4)    Consider and act upon any matter which may properly come before the 2022 Annual Meeting and any adjournments or postponements thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on Monday, June 13, 2022.

VOTING:

Your vote is important. We encourage you to vote promptly and in advance even if you plan to attend the 2022 Annual Meeting. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). If you decide to attend the 2022 Annual Meeting, you can still vote your shares in person if you wish. Each share is entitled to one vote on each matter to be voted upon at the 2022 Annual Meeting.

2022 ANNUAL REPORT:	A copy of our annual report to stockholders for the fiscal year ended March 31, 2022 accompanies this Proxy Statement.

June 28, 2022
Danvers, Massachusetts	By Order of the Board of Directors,
Marc A. Began Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 10, 2022

This Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about June 28, 2022, and the Proxy Statement and our annual report to stockholders for the fiscal year ended March 31, 2022 are available on our website at https://investors.abiomed.com/investors/events-and-presentations/default.aspx.

PROPOSALS REQUIRING YOUR VOTE	1
Proposal No. 1 – Election of Directors	1

This Proxy Statement contains information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such statements include, but are not limited to, those regarding our financial performance and the impact of the COVID-19 pandemic on our operations and financial results and are subject to, among other risks, the COVID-19 pandemic and any related policies and actions by governments or other third parties. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.

References to our website or other links to our publications or other information are provided for the convenience of our stockholders. None of the information or data included on our websites or accessible at these links, including our ESG Report, is incorporated into, or will be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 – Election of Directors

Our board of directors (the “Board” or the “Board of Directors”) currently consists of nine directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of a class of directors expires each year at the annual meeting of stockholders. Each director continues to serve as a director until his or her successor is duly elected and qualified, or until his or her earlier removal, death or resignation. This year, the terms of the Class III directors, Michael R. Minogue, Martin P. Sutter and Paula A. Johnson, expire at the annual meeting of stockholders to be held on August 10, 2022 (the “2022 Annual Meeting”). Dorothy E. Puhy, Paul G. Thomas and Christopher D. Van Gorder currently serve as Class I directors, with their terms of office expiring at the 2023 Annual Meeting of Stockholders, and Eric A. Rose, Jeannine M. Rivet and Myron L. Rolle currently serve as Class II directors, with their terms of office expiring at the 2024 Annual Meeting of Stockholders.

Our Board of Directors has nominated each of Michael R. Minogue, Martin P. Sutter and Paula A. Johnson to serve as a Class III director for a three-year term until the 2025 Annual Meeting of Stockholders, or until his or her successor has been duly elected and qualified or until his or her earlier removal, death or resignation. If any nominee at the time of the 2022 Annual Meeting is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute nominee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors and to serve if elected. The nominees are not being nominated pursuant to any arrangement or understanding with any person.

The following information describes the offices held and other business directorships of each nominee for election at the 2022 Annual Meeting and each director continuing in office beyond the 2022 Annual Meeting. Ages set forth below are as of June 13, 2022. The beneficial ownership of equity securities of the nominees and other directors is described in “Security Ownership of Certain Beneficial Owners and Management.”

Class III – Nominees for Term Expiring This Year

The Governance and Nominating Committee and the Board believe that each of the nominees for election at the 2022 Annual Meeting meets the qualifications for a director nominee. The particular experience, qualifications and skills of each nominee that the Governance and Nominating Committee believes will advance the Company’s goals are included in the individual biographies below. The Governance and Nominating Committee and the Board believe that, as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.

Class III – Directors Whose Term Expires in 2022

MICHAEL R. MINOGUE
Director Since: 2004 Age: 55

Position, Principal Occupation, Professional Experience, Other Non-Public Company Directorships and Other Information:

Chairman, President and Chief Executive Officer, ABIOMED. Mr. Michael R. Minogue has been Chairman, President and Chief Executive Officer of ABIOMED (NASDAQ: ABMD) since 2004. Mr. Minogue transitioned the Company’s mission to creating the field of heart and lung recovery with the acquisition and development of technologies such as Impella®, the world’s smallest heart pump, and the ABIOMED Breethe OXY-1 System for extracorporeal membrane oxygenation (“ECMO”). ABIOMED has been one of the fastest-growing, most GAAP-profitable MedTech companies and ranked the third best-performing stock on the S&P 500 for the last decade. ABIOMED has earned numerous global regulatory approvals on products and indications in the United States, Europe, Japan and other countries. ABIOMED employs approximately 2,000 people with facilities in Danvers, Massachusetts, Aachen and Berlin, Germany, Baltimore, Maryland, and Tokyo, Japan.

In addition to his responsibilities at ABIOMED, Mr. Minogue currently serves as Chairman of the medical device industry association board of directors for AdvaMed. He also serves on Insulet Corporation’s Board of Directors and was on the boards of LifeCell, Bioventus and the Medical Device Innovation Consortium (MDIC).

Before joining ABIOMED, Mr. Minogue spent 11 years with General Electric Healthcare, where he held numerous leadership positions and holds three patents. Mr. Minogue also served as an officer in the U.S. Army, which included multiple distinctions, including Airborne, Ranger, Desert Storm Veteran and Bronze Star. He received his Bachelor of Science degree in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago.

Mr. Minogue co-founded the Mike and Renee Minogue Foundation and the Mentoring Veterans Program (MVPvets) (www.mvpvets.org), a 501(c)(3) nonprofit organization that helps military veterans network with industry mentors to discover career opportunities in the MedTech industry. He serves on the Board of Directors after serving as the Chairman for the past eight years. Mr. Minogue formerly served as the Chairman of the Governor’s Advisory Council on Veterans’ Services for Massachusetts and supports the Inner-City Scholarship Fund, Boys and Girls Club, and multiple educational initiatives. Mr. Minogue is married with five children and enjoys reading, mentoring, running, coaching, skiing and playing sports.

Director Qualifications: We believe that Mr. Minogue’s extensive knowledge as an executive of the Company and former executive leadership experience in the healthcare industry, as well as his experience as a board member of medical device and technology companies, qualifies him to lead our management team and serve as a member of our Board of Directors.

MARTIN P. SUTTER
Director Since: 2008 Board Committees: • Compensation • Governance and Nominating (Chair) Age: 67

Position, Principal Occupation and Professional Experience:

Co-Founder and a Managing Director, EW Healthcare Partners. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners, previously known as Essex Woodlands Health Ventures, a healthcare-focused growth equity firm. Educated in chemical engineering and finance, Mr. Sutter has more than 40 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University and a Master of Business Administration from the University of Houston.

Other Current and Past Company Directorships, Trusteeships and Memberships: Board of Directors of Bioventus, Inc., a publicly held orthobiologics company focused on active healing therapies, biosurgical products and sports medicine; Board of Directors of Prolacta Bioscience, Inc., a privately held company which provides human milk-based nutritional products for critically ill, premature infants in neonatal intensive care units; and Board of Directors of MiMedx Group Inc., a publicly held regenerative medicine company with a specialized focus on tissue from the amniotic membrane and umbilical cord, with wide-ranging clinical applications across wound care and musculoskeletal impairments. Formerly on the Boards of Directors of the following EW Healthcare Partners’ portfolio investments: ATS Medical (later acquired by Medtronic, Inc.); BioForm Medical (later acquired by Merz GmbH & Co KGaA); LifeCell (later acquired by Kinetic Concepts); St. Francis Medical (later acquired by Kyphon, Inc./Medtronic, Inc.); Confluent Surgical (later acquired by Tyco International/Covidien); and Rinat Neurosciences (later acquired by Pfizer, Inc.). Mr. Sutter is also a former Trustee of the Culinary Institute of America.

Director Qualifications: We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience and his position as a representative of a large stockholder in our Company qualify him to serve as a member of our Board of Directors.

PAULA A. JOHNSON, MD, MPH
Director Since: 2021 Board Committees: • Governance and Nominating Age: 62

Position, Principal Occupation and Professional Experience:

Cardiologist; President of Wellesley College. Dr. Johnson has served as the president of Wellesley College since 2016. She is a physician-researcher specializing in cardiology who founded and served as the inaugural Executive Director of the Connors Center for Women’s Health and Gender Biology at Brigham and Women’s Hospital from July 2002 to June 2016. Dr. Johnson served as the Chief of the Division of Women’s Health at Brigham and Women’s Hospital from July 2002 to June 2016. She was also a Professor of Medicine at the Harvard Medical School and Professor of Epidemiology at the Harvard School of Public Health. She holds a Bachelor of Arts, Doctor of Medicine and Masters in Public Health from Harvard University, and trained in internal medicine and cardiovascular medicine at Brigham and Women’s Hospital.

Past Public Company Directorships: West Pharmaceutical Services, Inc. and Eaton Vance Corp.

Current Non-Public Company Directorships: Director of the Isabella Stewart Gardner Museum since 2015; member of the Board of Trustees of Rockefeller University since November 2021.

Director Qualifications: We believe that Dr. Johnson’s expertise in healthcare and health policy, as well as her experience and perspective as a cardiologist and medical researcher, qualify her to serve as a member of our Board of Directors.

Continuing Members of the Board of Directors

The directors whose biographies are below will continue in office beyond the term of the 2022 Annual Meeting.

Class I – Directors Whose Term Expires in 2023

DOROTHY E. PUHY
Director Since: 2003 • Lead Director (since 2005) Board Committees: • Audit (Chair) • Risk and Compliance Age: 70

Position, Principal Occupation and Professional Experience:

Former Executive Vice President and Chief Operating Officer, Dana-Farber Cancer Institute. Ms. Puhy served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute from 2012 until her retirement in March 2019. Ms. Puhy previously served as the Chief Financial Officer of the Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994, Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.

Past Public Company Directorships: Eaton Vance Corp. (from April 2006 until its acquisition in March 2021).

Other Current and Past Non-Public Company Directorships, Trusteeships and Memberships: Chair of the board of directors of Blue Cross Blue Shield of Massachusetts and member of the board of directors of CRICO (a captive professional and general liability insurance company). Formerly on the board of directors of United Way of Massachusetts Bay and Merrimack Valley (from 2015 through June 2020).

Director Qualifications: We believe that Ms. Puhy’s financial acumen, her executive-level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

PAUL G. THOMAS
Director Since: 2011 Board Committees: • Compensation (Chair) • Risk and Compliance Age: 66

Position, Principal Occupation, Professional Experience:

Chief Executive Officer and Founder, Prominex, Inc. In January 2018, Mr. Thomas co-founded Prominex, Inc., a start-up company focused on the development of molecular diagnostic assays for point-of-care infectious disease testing. Mr. Thomas currently serves as Prominex’s Chief Executive Officer. Prior to his employment with Prominex, Mr. Thomas served as the founder, President, Chief Executive Officer and director of Roka Bioscience, Inc. from September 2009 until his retirement in January 2017. Previously, he served as President, Chief Executive Officer and Chairman of LifeCell from October 1998 until its acquisition by Kinetic Concepts. Prior to joining LifeCell, Mr. Thomas held various senior positions, including President of the Pharmaceuticals division, during a 15-year tenure with Ohmeda Inc. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College and his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia.

Other Current Public Company Directorships: Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.) and Axogen, Inc.

Past Public Company Directorships: Aegerion Pharmaceuticals, Inc.

Director Qualifications: We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

CHRISTOPHER D. VAN GORDER, FACHE
Director Since: 2016 Board Committees: • Governance and Nominating • Risk and Compliance (Chair) Age: 69

Position, Principal Occupation and Professional Experience:

President, Chief Executive Officer and Director of Scripps Health. Since December 1999, Mr. Van Gorder has been President, Chief Executive Officer and a director of Scripps Health, where he oversees all functions of the integrated health system. Mr. Van Gorder currently is a clinical professor of health practice at the University of Southern California Price School of Public Policy. Mr. Van Gorder received his undergraduate degree from California State University, Los Angeles, and his master’s degree in public administration/health services administration from the University of Southern California. He has also completed the Chief Executive Officer Program at the Wharton School of Business at the University of Pennsylvania.

Other Current and Past Non-Public Company Directorships, Trusteeships and Memberships: Formerly served as Chairman of the Board of Governors for the American College of Healthcare Executives, and formerly on the boards of directors of Z-Medica, LLC, the California Hospital Association and the Hospital Association of San Diego and Imperial Counties.

Director Qualifications: We believe that Mr. Van Gorder’s experience as a business leader, his expertise in the healthcare field and his executive-level industry experience qualify him to serve as a member of our Board of Directors.

Class II – Directors Whose Term Expires in 2024

ERIC A. ROSE, MD
Director Since: 2014 (formerly a director from 2007 – 2012) Board Committees: • Audit Age: 71

Position, Principal Occupation and Professional Experience:

Former Non-Executive Chairman, SIGA Technologies, Inc. Dr. Rose served as Chairman of SIGA Technologies, Inc. (“SIGA”), a developer of antiviral drugs directed at potential agents of bioterror, from 2013 until June 2021. SIGA successfully developed a cure for smallpox, which is now in the strategic national stockpile of the United States government. The company has received more than $600 million in contract revenue and research support from the United States Biomedical Advanced Research and Development Authority. The company filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014 and exited from bankruptcy protection in April 2016. Dr. Rose served from 2007 to 2016 as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer and Chairman of SIGA. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2013, where he now serves as professor. From 1994 to 2007, he was Surgeon-in-Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose helped grow Columbia’s Department of Surgery over 25 years while investigating, managing and developing complex medical technologies. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University.

Other Public Company Directorships: Mesoblast Ltd.

Other Current Non-Public Company Directorships: Member of the board of directors of Orchestra Biomed.

Past Public Company Directorships: SIGA.

Director Qualifications: We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive-level industry experience qualify him to serve as a member of our Board of Directors.

JEANNINE M. RIVET
Director Since: 2016 Board Committees: • Compensation • Audit Age: 74

Position, Principal Occupation and Professional Experience:

Former Executive Vice President, UnitedHealth Group. Ms. Rivet served as Executive Vice President of UnitedHealth Group from 2001 until her retirement in 2018. Previously, she served as Chief Executive Officer of UnitedHealthcare from 1998 to 2001, Chief Executive Officer of Ingenix from 2001 to 2003 and Chief Executive Officer of Optum from December 2003 to 2005. Ms. Rivet received her Bachelor of Science in Nursing from Boston College and her Master’s Degree in Public Health from Boston University. She also worked as a registered nurse for several years prior to entering the managed care business.

Other Current and Past Non-Public Company Directorships, Trusteeships and Memberships: Board member of Ōmcare Inc., a healthcare technology solutions company. Formerly an advisory board member of Solutran, Inc., a customized treasury management company, and formerly on the board of directors of Schwan Food Company.

Director Qualifications: We believe that Ms. Rivet’s extensive knowledge of the managed care business, her direct healthcare experience, her executive-level experience and her management abilities and experience qualify her to serve as a member of our Board of Directors.

MYRON L. ROLLE, MD
Director Since: 2021 Board Committees: • Governance and Nominating • Risk and Compliance Age: 35

Position, Principal Occupation and Professional Experience:

Global Neurosurgery Fellow and Resident, Massachusetts General Hospital. Dr. Rolle has served as a Global Neurosurgery Fellow and Neurosurgery Resident at Massachusetts General Hospital since 2017. As a neurosurgeon, Dr. Rolle has been recognized by the Congress of Neurological Surgeons for demonstrating the best operative technique in the reconstruction of upper extremity motor function using intercostal nerve transfers after a traumatic brachial plexus injury. He is the developer of the Rolle Scoring System, a public health rating scale used to determine a developing country’s governance around helmet safety to prevent traumatic brain injury. Dr. Rolle is a former professional football player who played in the National Football League for the Tennessee Titans and Pittsburgh Steelers between 2010 and 2012. He holds a Bachelor of Science in exercise science from Florida State University, a Doctor of Medicine from Florida State University College of Medicine and a Master of Science in medical anthropology from the University of Oxford.

Other Current Non-Public Company Directorships, Trusteeships and Memberships: Chairman of the Myron L. Rolle Foundation; founder of the CARICOM Neurological Service Initiative.

Director Qualifications: We believe that Dr. Rolle’s broad mix of skills and experiences as a neurosurgeon, former professional athlete and innovative medical researcher provide unique perspectives on the role of medical technology in improving patient outcomes and qualify him to serve as a member of our Board of Directors. Additionally, as a first-time director of a public company, Dr. Rolle brings a fresh perspective to our Board and on the Company’s capacity for growth.

Our Board of Directors recommends that you vote FOR the election of each of Mr. Minogue, Mr. Sutter and Dr. Johnson.

Proposal No. 2 – Advisory Vote on Compensation of Our Named Executive Officers

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related SEC rules, we are required to provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this proxy statement (the “Proxy Statement”) in the “Compensation Discussion and Analysis,” compensation tables and accompanying narrative disclosures from pages 35 to 57. We refer to this non-binding advisory vote as the “say-on-pay” vote. Although this vote is not binding on us, our Board of Directors and the Compensation Committee of our Board of Directors (the “Compensation Committee”) will carefully consider the outcome of the vote in making future decisions on executive compensation.

As described in the “Compensation Discussion and Analysis” section below, by offering compensation that is competitive with peer organizations, our compensation programs are designed to attract, retain and motivate our executive officers and to reward superior financial, strategic and operational performance in a manner consistent with our team-oriented values and corporate goals. Our compensation consists of a mixture of cash payments and equity incentives, which we believe aligns our executive compensation with the interests of our stockholders. The Compensation Committee reviews our compensation policies annually with the help of Willis Towers Watson, a compensation consultant, to understand how our policies compare to market practices and to create incentives to attract, retain and motivate our workforce. We encourage you to carefully review the “Compensation Discussion and Analysis” section for a discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers for fiscal 2022 as described in this Proxy Statement. The vote on this proposal is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures). Thus, we ask our stockholders to vote in favor of the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the Stockholders of ABIOMED, Inc. APPROVE, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the ‘Compensation Discussion and Analysis,’ the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the non-binding, advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal No. 3 – Ratification of Appointment of our Independent Registered Public Accounting Firm

Under the rules of the Securities and Exchange Commission and The Nasdaq Stock Market LLC, the appointment of our independent registered public accounting firm is the direct responsibility of the Audit Committee of our Board of Directors (the “Audit Committee”).

Our Audit Committee, comprised solely of independent directors, has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023. The Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. Additionally, even if stockholders ratify the appointment, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders. For information on the fees paid by us to Deloitte & Touche LLP in the fiscal year ended March 31, 2021 (“fiscal 2021”) and fiscal year ended March 31, 2022 (“fiscal 2022”), see “Independent Registered Public Accounting Firm Fees.”

Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter. If stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touch LLP, but may choose to do so.

We expect that representatives of Deloitte & Touche LLP will attend the 2022 Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders who attend the 2022 Annual Meeting.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023.

EXECUTIVE OFFICERS OF OUR COMPANY

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Our currently serving executive officers who are not also directors are listed below. For a list of Named Executive Officers for purposes of this Proxy Statement, see “Compensation Discussion and Analysis—Our Named Executive Officers in Fiscal 2022.” For information on Mr. Minogue, see “Class III – Nominees for Term Expiring This Year” under “Proposal No. 1 – Election of Directors.” Ages set forth below are as of June 13, 2022. There are no family relationships among our directors and executive officers.

TODD A. TRAPP
Executive Vice President and Chief Financial Officer Age: 51

Principal Occupation and Other Information

Mr. Trapp was appointed as our Vice President and Chief Financial Officer on April 9, 2018 and became an Executive Vice President as of April 1, 2022. He currently oversees the Finance, IT and Human Resources functions. He joined us from Watts Water Technologies, Inc., a $1.8 billion global manufacturing leader of innovative products to control the efficiency, safety and quality of water within residential and commercial applications, where he served as Chief Financial Officer from April 2015 to March 2018. Prior to joining Watts Water Technologies, Mr. Trapp spent 13 years in a variety of financial and operational roles at Honeywell International Inc., a $34 billion diversified technology and manufacturing company. At Honeywell, Mr. Trapp served as Vice President of Financial Planning and Analysis, Chief Financial Officer of the Airlines Business Unit, Director of Finance for the Transportation Systems Business Division, Investor Relations Manager and other senior finance positions. Prior to joining Honeywell, Mr. Trapp held several treasury and finance operational roles at United Business Media, Inc. and Pearson, Inc. Mr. Trapp holds a Bachelor of Science in Accounting from Providence College and a Master of Business Administration in Finance from Northeastern University.

ANDREW J. GREENFIELD
Executive Vice President and Chief Commercial Officer Age: 49

Principal Occupation and Other Information

Mr. Greenfield was appointed as our Vice President and Chief Commercial Officer in April of 2020 and became an Executive Vice President as of April 1, 2022. He joined us in 2005 and previously served as our Vice President and General Manager, Global Marketing. In addition to overseeing our global commercial operations, Mr. Greenfield oversees government affairs, reimbursement, global marketing, Asia Pacific and physician programs. Before joining us, Mr. Greenfield held positions in sales, marketing and finance at GE Healthcare, including consulting with large U.S. health systems, eCommerce and Six Sigma from 1999 to 2005. Prior to GE Healthcare, he held positions in sales, marketing and finance at The Boeing Company, including European Country Manager, and is a graduate of the Fiscal Development Program.

Mr. Greenfield is currently chairman-elect and an executive committee member for MassMEDIC in Boston, Massachusetts, a public-private partnership that coordinates the resources used in managing medical devices to improve patient access to cutting-edge medical technology. He is a past executive committee member of the Medical Device Innovation Consortium, which aims to advance safer and more cost-effective innovations that benefit patients through a collaboration between the Centers for Medicare & Medicaid, the U.S. Food and Drug Administration (the “FDA”), industry and patients.

Mr. Greenfield received his Bachelor’s degree in Finance from the University of Illinois and Master of Business Administration degree from St. Louis University. He is also a certified Master Blackbelt in Six Sigma and Change Acceleration Process from GE Healthcare.

MARC A. BEGAN
Executive Vice President, General Counsel and Secretary Age: 55

Principal Occupation and Other Information

Mr. Began joined us in June 2018 as our Vice President, General Counsel, and Secretary. He became an Executive Vice President as of April 1, 2022 and is responsible for leading the Company’s legal, compliance and business development functions. Mr. Began joined us from Boehringer Ingelheim, where he was Vice President of intellectual property, responsible for medical device, pharmaceutical, and biologic intellectual property issues. Before joining Boehringer Ingelheim, Mr. Began held various positions of increasing responsibility at Novo Nordisk during a 15-year period. Before joining Novo Nordisk, Mr. Began was an associate at the law firms of Sullivan & Cromwell LLP and White & Case LLP in New York, where he handled a broad range of legal matters, including litigation, intellectual property, corporate transactions, regulatory and compliance. Mr. Began earned a Juris Doctor degree from Albany Law School at Union University and holds a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute.

MATTHEW T. PLANO
Executive Vice President, Global Operations and Integration Age: 57

Principal Occupation and Other Information

Mr. Plano became Executive Vice President, Global Operations and Integration on April 1, 2022. Mr. Plano is responsible for executing strategic imperatives and driving efficient operations across ABIOMED’s manufacturing, supply chain and quality departments.

Prior to his role as Executive Vice President, Global Operations and Integration, Mr. Plano held the position of Vice President, Global Manufacturing and Supply Chain, overseeing both our Danvers and Aachen facilities as well as our European and U.S. supply chains. Prior to this role, Mr. Plano held various positions within product development, engineering, manufacturing and operations/finance during his tenure at ABIOMED. He has helped transition every product ABIOMED has developed from the AbioCor Total Artificial Heart, the AB5000 Ventricle and all platforms of the Impella® product line. Prior to joining us in 1997, Mr. Plano was a program manager for the U.S. Air Force for approximately 10 years delivering satellite communication and airborne radar systems.

Mr. Plano holds his Bachelor of Science degree in aerospace engineering from the University of Buffalo and holds his Master of Business Administration from the University of Massachusetts. He is also Lean certified, is a Six Sigma Blackbelt and obtained a degree in quality/reliability engineering while serving with the U.S. Air Force.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Corporate Governance Highlights

Our Board of Directors oversees the management of our business and affairs, and conducts its business through meetings of the Board of Directors and four standing committees: Audit, Compensation, Governance and Nominating and Risk and Compliance. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The following shows an overview of the composition of our Board, as further detailed below.

Our commitment to good corporate governance is also reflected in the following additional traits and practices of our Board of Directors and committees, as further detailed in the below sections of this Proxy Statement.

Key Director Statistics

BOARD COMPOSITION AND ACCOUNTABILITY

Board independence	Except for Mr. Minogue, all members of the Board are independent.

Committee independence	All committees are comprised of independent directors.

Executive sessions	Independent members of the Board, the Audit Committee and the Compensation Committee meet regularly in executive session without any members of management present.

Annual Board and committee self- evaluations	Each of the Board and its committees evaluates and discusses its respective performance and effectiveness annually.

Engagement with stockholders	The Board and management value the perspectives of our stockholders and work to provide our stockholders with meaningful engagement.

Risk oversight	The Board and committees annually review their oversight of risk and the allocation of risk oversight among the committees.

ESG oversight	The Board and management, in conjunction with our Governance and Nominating Committee, have oversight responsibility for our environmental, social and governance (“ESG”) strategy.

Proxy access

Following engagement with our stockholders, we amended our bylaws to provide for proxy access, by which a group of up to 20 stockholders who have continuously owned at least 3% of our outstanding shares for at least three years may nominate up to 20% of our Board (but in any event at least two directors). See “Stockholder Proposals for 2023” below for additional details.

DIRECTOR COMPENSATION

Time-vesting restricted stock units (“RSUs”)	Each of our non-employee directors currently receives more than 50% of his or her annual compensation from us in the form of RSUs (based on the grant date fair value of $200,000 annual grants).

Director stock ownership guidelines

Each of our directors is required to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least five times his or her aggregate annual cash retainer, by the date of the fifth anniversary of his or her appointment.

Compensation review	The Compensation Committee periodically reviews the appropriateness of our director compensation in consultation with its independent compensation consultant, Willis Towers Watson.

Director Independence

Our Board of Directors has affirmatively determined that, other than Mr. Minogue, who is our Chairman, President and Chief Executive Officer, none of our directors or director nominees has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Therefore, under the applicable rules of the Nasdaq Stock Market, all of the members of our Board, other than Mr. Minogue, are “independent directors.” Additionally, each member of our Audit Committee, Compensation Committee, Governance and Nominating Committee and Risk and Compliance Committee is an “independent director” under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) and the Securities and Exchange Commission (the “SEC”) applicable to such committees. In connection with its independence determination, the Board of Directors specifically considered the following:

Director	Relationship
Dorothy E. Puhy

Ms. Puhy, our Lead Director, is chair of the board of directors of Blue Cross Blue Shield of Massachusetts, which was the Company’s employee health insurance program provider until December 31, 2021. The Board did not consider this relationship as impairing Ms. Puhy’s independence.

Christopher D. Van Gorder, FACHE

Mr. Van Gorder is Chief Executive Officer of Scripps Health, which purchases our products and services. We recognized $1.9 million in revenues from Scripps Health during fiscal 2022, which represented less than 1% of our revenues for such year. We expect Scripps Health will continue to purchase our products in the future. The Board did not consider these amounts as impairing Mr. Van Gorder’s independence, insofar as they represented less than 1% of our total revenues in fiscal 2022, and we do not depend on Scripps Health for any significant aspect of our business.

Board Leadership

How We Select Our Leadership Structure

The Board believes that “one size” does not fit all, and thus it does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board. The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman should be based on the Company’s particular circumstances at a given point in time and that it should retain the flexibility to make this determination in the manner it feels will provide the most appropriate leadership for the Company.

We have maintained the position of Lead Director, which is held by one of our independent directors, since 2005. The Board believes that the responsibilities of the Lead Director help to ensure appropriate oversight of the Company’s management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board’s independence, as discussed above under “Director Independence.”

Our Chairman and Lead Director are appointed annually by the Board.

Our Current Board Leadership Structure

Michael R. Minogue Chairman, President and Chief Executive Officer

Mr. Minogue serves as Chairman of our Board of Directors, President and Chief Executive Officer and has held such positions for the past 17 years. The combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chairman of the Board has longstanding experience in our industry and ongoing executive responsibility with the Company. This experience enables the Board to understand the Company better and work with management to enhance stockholder value. In addition, the Board believes that this structure allows it to fulfill more effectively its risk oversight responsibilities and enhances the ability of the Chairman, President and Chief Executive Officer to effectively communicate the view of the Board to management.

Dorothy E. Puhy Lead Director

Ms. Puhy has served on our Board of Directors since 2003, and has served as its Lead Director since 2005. The position of Lead Director is to be held by one of our independent directors and has responsibilities beyond those of the other directors, including, but not limited to:

•   Board leadership — organizing and chairing executive sessions of independent directors;

•   Chief Executive Officer performance goals and evaluation — working with the Compensation Committee to set performance goals for our Chairman, President and Chief Executive Officer and to evaluate his performance for the prior year;

•   Chairman-independent director liaison — acting as a liaison between the Chairman and the Board of Directors; and

•   Chief Executive Officer succession planning — leading an annual discussion of succession planning with the Chief Executive Officer and our chair of the Governance and Nominating Committee.

Director Selection and Qualifications

The Governance and Nominating Committee is responsible for recommending director candidates for election at stockholder meetings, including incumbent directors and newly appointed directors, and for reviewing the full composition of the Board and its committees on a periodic basis, including directors not up for re-election.

Director Selection Process

When determining whether the Board’s incumbent director nominees and directors not up for re-election possess the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the Board consider the results of the annual Board and committee evaluations and directors’ skills and experiences, which are summarized in the Board members’ biographies above in “Proposals Requiring Your Vote—Proposal No. 1 – Election of Directors” and in the matrix below at page 22. For more information, see “Board and Committee Evaluations” below. In addition, the Governance and Nominating Committee and Board of Directors consider these directors’ valuable contributions to the Company’s success during their years of Board service.

As part of its recurring activities, including when there are vacancies on our Board, the Governance and Nominating Committee and the Board also seek to identify qualified new candidates to serve on the Board. To identify and recruit qualified candidates for the Board, the Governance and Nominating Committee has previously utilized the services of professional search firms and/or sought referrals from other members of the Board, management, stockholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Governance and Nominating Committee will interview that candidate if the committee believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Governance and Nominating Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board of Directors that candidate’s election. For details on the qualifications considered by the Governance and Nominating Committee in evaluating incumbent director nominees, new directors and directors not up for re-election, see “Director Qualifications” below.

Director Qualifications

In nominating director candidates and evaluating directors not up for re-election, the Governance and Nominating Committee reviews a number of factors, qualifications and skills it deems appropriate.

•

Demonstrated integrity and achievement: Candidates for membership to our Board, as well as directors serving on our Board not up for re-election, should possess the highest personal and professional ethics, mature judgment and integrity, the ability to work collegially with the other Board members and demonstrated professional achievement and leadership capabilities.

•	Time and availability: All candidates, as well as directors not up for re-election, must evidence a commitment to devote the substantial time and energy required of productive Board members.

•

Diversity and effective mix of tenures: The Governance and Nominating Committee and the Board seek out director nominees who will bring diverse viewpoints, perspectives and skills, including in their professional experience and backgrounds, and who can effectively represent the long-term interests of our stockholders.

The Board believes that its focus on effective Board composition is reflected in the variety of director tenures and aspects of diversity exhibited by its directors.

Board Tenure

When recommending to the Board the slate of director nominees for election at an annual meeting of stockholders and reviewing directors not up for re-election, the Governance and Nominating Committee strives to maintain a healthy degree of board refreshment and prevent excessive entrenchment, while weighing the strong contributions delivered by directors with deep knowledge of our Company’s history and strategic long-term goals. As shown below, the Board’s balanced approach to refreshment has resulted in an appropriate mix of long-serving and newer directors. Since 2016, four new directors have joined our Board, including one director who joined in fiscal 2021 and another at the start of fiscal 2022.

Board Diversity

The Governance and Nominating Committee and the Board seek candidates with a broad diversity of knowledge, experience and demonstrated expertise in areas of importance to our Company, such as management, healthcare, finance, marketing, technology, medical technology, cardiac research, human resources, public policy and law. Key areas identified by the Governance and Nominating Committee include the following, among others:

Director Skills and Experience
Outside Public Board Leadership

Experience as a board chair, lead director, committee chair or director on another public company board (while reviewed in light of our expectations for directors’ commitment to our Board) helps ensure our Board is qualified to assess and oversee the performance of management effectively.

Senior Executive Leadership	Experience effectively running teams while in an executive, officer or management role helps provide our Board with insight into and an understanding of making management decisions.
Healthcare or Life Sciences Industry

Experience as an executive, medical researcher, clinical director or other background in the healthcare or life sciences industry better equips our Board with an understanding of our market needs and strategic business outlook.

Scientific or Medical Technology Expertise

Experience in a leadership role in science or medical technology or development provides our Board with expertise in the innovation required in engineering products, as well as the rapidly changing technologies used in medical devices.

Medical Device Company Operations

In addition to knowledge of scientific or medical technology, experience in the day-to-day operations of medical device or technology companies increases our Board’s knowledge of the distribution and manufacturing requirements for our product line.

Direct Patient Care Experience

Experience serving patients as a physician, surgeon, nurse or other healthcare practitioner on the front lines helps ensure our Board’s alignment with our “Patients First” mission to recover hearts and save lives.

In considering each director nominee and our incumbent directors not up for re-election, the Governance and Nominating Committee and the Board evaluated the key qualifications, skills, experience and perspectives that he or she could bring to the Board, including in light of the areas summarized in the matrix below. Nominees or incumbents not up for election may possess qualifications, skills, experiences and perspectives that the Governance and Nominating Committee and the Board may have evaluated beyond those listed below.

	OUTSIDE PUBLIC BOARD LEADERSHIP	SENIOR EXECUTIVE LEADERSHIP	HEALTHCARE OR LIFE SCIENCES INDUSTRY	SCIENTIFIC OR MEDTECH EXPERTISE	MEDICAL DEVICE COMPANY OPERATIONS	DIRECT PATIENT CARE EXPERIENCE

Michael R. Minogue	✓	✓	✓	✓	✓

Paula A. Johnson	✓	✓	✓	✓		✓

Dorothy E. Puhy	✓	✓	✓

Jeannine M. Rivet		✓	✓	✓		✓

Myron L. Rolle			✓	✓		✓

Eric A. Rose	✓	✓	✓	✓		✓

Martin P. Sutter	✓	✓	✓	✓	✓

Paul G. Thomas	✓	✓	✓	✓	✓

Christopher D. Van Gorder		✓	✓

The Governance and Nominating Committee also considers traditional diversity factors such as race/ethnicity and gender. Although it has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process, the Governance and Nominating Committee seeks to create a Board composed of directors with sufficiently diverse and independent backgrounds. The tables below provide additional information regarding our directors’ self-identified gender and race/ethnicity.

Stockholder Proposals of Candidates for Membership to Our Board of Directors

Our Governance and Nominating Committee will review all candidates for director (including nominees for director pursuant to our proxy access bylaw) in the same manner, regardless of the source of the recommendation. Candidates recommended by our stockholders will be considered in accordance with the requirements for such recommendations. See “Stockholder Proposals for 2023” below for additional details.

Director Resignation Policy

Directors are elected by a plurality of the votes cast in both contested elections (elections in which the number of nominees is greater than the number of Board seats open for election) and uncontested elections (elections in which the number of nominees does not exceed the number of Board seats open for election). However, for uncontested elections of directors, our Board of Directors has adopted a director resignation policy. In accordance with this policy, the Board of Directors will nominate for election or re-election only candidates who agree to tender, immediately following the annual meeting at which such candidate is a nominee for election/re-election, an irrevocable offer of resignation that will take effect if, in an uncontested election of directors, the nominee receives a greater number of votes “withheld” from his or her election than votes “for” his or her election. The offer of resignation is understood to be conditional upon acceptance by the Board of Directors, following consideration of the offer by the Board and the Governance and Nominating Committee.

Where a nominee fails to receive the required number of votes for re-election and the resignation offer takes effect, the Governance and Nominating Committee must promptly consider the offer and recommend to the Board of Directors whether to accept or reject it. The Board of Directors then must, within 90 days following certification of the stockholder vote, act on the Governance and Nominating Committee’s recommendation and disclose in a filing with the SEC or in a widely disseminated press release the Board’s action and reasons for taking that action.

The Board of Directors may consider any factors or information it deems relevant. In addition, the Governance and Nominating Committee and the Board of Directors may consider a range of alternatives in determining what action to take, including but not limited to: (i) accepting the resignation; (ii) rejecting the resignation, including with conditions for the director’s continued service; (iii) rejecting the resignation to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election upon expiration of the director’s term; or (iv) deferring acceptance of the director’s resignation until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create.

Expectations for Members of our Board of Directors

Service on Other Boards

The Company values the experience that our directors bring from other boards on which they serve and recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues. Thus, we have adopted a policy regarding directors’ service on other boards.

Service on public company boards. Under our policy, no director of this Company may simultaneously serve as a director of more than four public companies (including the Company), and any director who is a named executive officer of a public company may not serve simultaneously as a director of more than two public companies (including the Company). Additionally, no member of the Board of Directors may become a director on any other public company board without discussing it with the Chairman of the Board of Directors and receiving the prior approval of the Governance and Nominating Committee.

Service on private company or non-profit boards. Our policy provides that no member of the Board of Directors may (i) become a member of the board of any private or non-profit company with which the Company has any substantial relationship or (ii) accept any affiliation with any other business or governmental unit with which the Company has any substantial relationship, in the case of either clause (i) or clause (ii), without discussing it with the Chairman of the Board of Directors and receiving the prior approval of the Chair of the Governance and Nominating Committee or the subsequent ratification of the Governance and Nominating Committee.

Attendance at Annual Meetings of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our annual meetings of stockholders. All of our directors who were serving on our Board at the time of our 2021 Annual Meeting of Stockholders attended that meeting.

Attendance at Board and Committee Meetings

The Board takes seriously the attendance of directors at meetings of the Board and committees of which they are members. Directors are expected to attend Board and committee meetings on which they serve, and to meet as frequently as necessary in order to properly discharge their responsibilities. The Board also expects that directors will dedicate sufficient time and attention to enable diligent performance of their duties and will interact with each other outside of formal Board and committee meetings to encourage open and inspired discussion. During fiscal 2022, our Board of Directors held four meetings. Additionally, in accordance with the corporate governance standards of the Nasdaq Stock Market, our independent directors are expected to meet without management present at least twice per year. During fiscal 2022, the independent directors held four meetings without management present.

Each director attended 100% of the combined number of meetings of the Board of Directors, including, as applicable, meetings of the independent directors and meetings of committees on which he or she served, during the period in fiscal 2022 in which he or she served as a director or member of such committee, as applicable.

Committees of the Board of Directors

The Board has established various committees to assist it with the performance of its responsibilities. The Board designates the members of these committees and the committee chairs based on the recommendations of the Governance and Nominating Committee. The chair of each committee develops the agenda for its committee meetings, and each committee regularly provides a full report to the Board.

The following table identifies the current members of our Board serving on each of the committees of the Board.

DIRECTOR	INDEPENDENT	AUDIT COMMITTEE(1)	COMPENSATION COMMITTEE(2)	GOVERNANCE AND NOMINATING COMMITTEE(3)	RISK AND COMPLIANCE COMMITTEE
Michael R. Minogue, Chairman, President & Chief Executive Officer
Paula A. Johnson	✓
Dorothy E. Puhy, Lead Director	✓
Jeannine M. Rivet	✓
Myron L. Rolle	✓
Eric A. Rose	✓
Martin P. Sutter	✓
Paul G. Thomas	✓
Christopher D. Van Gorder	✓

Member
Chairperson

(1)

Each member of the Audit Committee is an independent director within the meaning of the applicable rules and regulations of the SEC and the Nasdaq Stock Market, including the enhanced independence requirements applicable to members of audit committees. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, the Board of Directors determined that Ms. Puhy, who serves as Chair of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations, and as a financially sophisticated audit committee member within the meaning of the Nasdaq Stock Market rules.

(2)

Each member of the Compensation Committee is an independent director within the meaning of the applicable Nasdaq Stock Market rules, including the enhanced independence requirements applicable to members of compensation committees, and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(3)

Dr. W. Gerald Austen has served as Director Emeritus of the Company since August 2016 and participates in meetings of the Governance and Nominating Committee in a non-voting capacity. Prior to serving as Director Emeritus, Dr. Austen served on the Company’s Board of Directors for 31 years.

The Board has adopted written charters for each of the Audit, Compensation, Governance and Nominating and Risk and Compliance Committees. These charters are available in the Investor Information section on the Company’s website at www.abiomed.com. The following table summarizes the primary responsibilities of the committees pursuant to each committee’s charter.

AUDIT COMMITTEE
Meetings held in fiscal 2022: 6

The Audit Committee is responsible for:

•   oversight of the quality and integrity of our financial statements;

•   the appointment, retention, compensation and review of qualifications and independence of, as well as oversight of performance of, our independent registered public accounting firm, including the pre-approval of audit and non-audit services;

•   oversight of compliance with legal and regulatory requirements;

•   oversight of the performance of our internal audit function and accounting controls;

•   the scope of our annual audit;

•   the receipt and review of the response by management to any management letter or report from the independent accountants;

•   oversight of our financial reporting process and systems of internal accounting and financial controls (including their adequacy and effectiveness);

•   reviewing all related party transactions;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•   other items, including the assessment, monitoring and control of certain financial, legal and other risks, including cybersecurity risks.

The Audit Committee is also responsible for review and approval of any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.

COMPENSATION COMMITTEE
Meetings held in fiscal 2022: 4

The Compensation Committee is responsible for:

•   reviewing our compensation philosophy and annually reviewing our executive compensation program;

•   establishing the compensation for our Chairman, President and Chief Executive Officer and approving the compensation of our executive officers (which is a broader group than our “named executive officers”);

•   evaluating the annual performance of our Chairman, President and Chief Executive Officer and other executive officers;

•   approving grants of equity awards, including stock options, RSUs and performance stock units (“PSUs”), to executive officers (except for where authority for grants to employees who are not considered “executive officers” under Section 16 of the Exchange Act is delegated to the Special Stock Award Committee, a non-Board executive committee);

•   reviewing and recommending to the Board of Directors the compensation for our directors;

•   engaging in risk assessments of the Company’s compensation programs;

•   adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan;

•   overseeing compliance with SEC rules and regulations regarding stockholder approval of executive compensation matters; and

•   approving the “Compensation Discussion and Analysis” in accordance with applicable rules of the SEC.

The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the committee and to approve the engagement of any such consultant, counsel or advisors, to the extent it deems necessary after specifically analyzing the independence of any such consultant retained by the committee.

Our Lead Director, Ms. Puhy, participates in meetings of the Compensation Committee as described above under “Board Leadership—Our Current Board Leadership Structure.”

Our compensation governance, including the roles of the Compensation Committee, the independent compensation consultant and management, is described on pages 45 to 47 of this Proxy Statement under the heading “Compensation Governance.”

GOVERNANCE AND NOMINATING COMMITTEE
Meetings held in fiscal 2022: 4

The Governance and Nominating Committee is responsible for:

•   developing policies and procedures relating to the consideration of director candidates proposed by stockholders;

•   identifying qualified individual candidates to serve as directors on the Board;

•   periodically reviewing and making recommendations to the Board regarding the size, structure and functions of it and its committees;

•   determining the selection criteria for new directors and recommending new director nominees in accordance with those selection criteria;

•   reviewing and recommending acceptance of director resignations;

•   reviewing and monitoring the succession plan for the Chairman, President and Chief Executive Officer and assuring that the Chairman, President and Chief Executive Officer has developed succession plans for the executive officers of the Company;

•   developing and conducting procedures with respect to the annual evaluation of the performance of the Board, its committees and each director;

•   assisting the Board and management in overseeing ESG initiatives; and

•   developing and recommending corporate governance policies and procedures appropriate to the Company.

RISK AND COMPLIANCE COMMITTEE
Meetings held in fiscal 2022: 4

The Risk and Compliance Committee, formerly known as the Regulatory and Compliance Committee, is responsible for:

•   assisting the Board of Directors with the oversight of the Company’s risk management, compliance and control activities, including the Company’s risk profile and significant healthcare-related regulatory and compliance issues (such as healthcare fraud and abuse laws, the U.S. Federal Food, Drug and Cosmetic Act, the U.S Health Insurance Portability and Accountability Act and equivalent foreign laws of the jurisdictions where we market and/or sell our products), by evaluating and monitoring the Company’s compliance policies, standards, procedures, systems and initiatives;

•   providing reports and recommendations to the Board of Directors regarding the Company’s compliance with applicable laws and regulations, as well as the adequacy of its compliance program;

•   approving and monitoring the Company’s Enterprise Risk Management Program;

•   reviewing and overseeing implementation of the Company’s Healthcare Compliance Program and Work Plan;

•   establishing a management-level compliance committee, appointing the Chief Compliance Officer and approving all key decisions relating to such officer’s appointment, discipline and termination; and

•   reviewing and discussing risk- and compliance-related reports prepared and/or received by the Chief Compliance Officer and any management-level compliance committee.

In fulfilling its responsibilities, the Risk and Compliance Committee may retain independent counsel, experts and consultants as it deems necessary to fulfill its duties. In addition, the Risk and Compliance Committee may, in its discretion, conduct or require management to conduct audits, investigations and other reviews relating to the compliance, regulatory or legal risks inherent to the Company’s business.

Board and Committee Evaluations

The Governance and Nominating Committee evaluates each director and his or her assessment of the effectiveness of the Board and each committee of the Board on which he or she serves. Questionnaires are circulated annually for the full Board and for each of the four committees of the Board. The purpose of these assessments is to identify opportunities for improvement on a number of relevant metrics, including those listed below. The Chair of the Governance and Nominating Committee, with the assistance of management, conducts the evaluation through these questionnaires, reviews all of the responses and reports the results to the Governance and Nominating Committee. The Governance and Nominating Committee then summarizes the evaluations and identifies areas in which the Board and its committees could improve their performance and/or composition, and discusses its findings with the Board and each of the other committees.

The questionnaires for the Board and each committee focus on the following topics:

✓	our Board’s and each committee’s overall responsibilities and effectiveness;

✓	the structure and composition of our Board and each committee (including organization, size, operation, qualifications and diversity);

✓	Board culture (both in executive session as well as in connection with and access to management and advisors);

✓	preparedness of Board members ahead of Board and committee meetings;

✓	the effectiveness of the performance by the Board and each committee of the duties assigned to it and/or required by relevant rules;

✓	oversight of and openness of communication with management, independence from management and effectiveness of involvement in the Company’s business and affairs;

✓

the adequacy and quality of information, and access to outside advisors such as auditors and consultants, as applicable, provided to our Board and each committee, and oversight of such advisors by our Board and each committee; and

✓	the Board’s and each committee’s overall policies, processes and procedures.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with meaningful engagement. Our Chairman, President and Chief Executive Officer and our Chief Financial Officer have made communication with our stockholders and analysts a priority, and the Board receives relevant feedback from stockholders directly and promptly.

We regularly attend investor conferences and hold one-on-one meetings with stockholders and potential investors throughout the United States as well as overseas. In addition, we have telephonic meetings with stockholders and analysts and review correspondence submitted by stockholders to management and/or the Board. We continued to leverage virtual platforms and successfully transitioned back to in-person events as part our investor communications strategy and initiatives in fiscal 2022. As part of our outreach in fiscal 2022, we hosted an investor call on Impella ECP, which was attended by over 100 external participants. The event included presentations from circulatory support leader, Dr. Amir Kaki, interventional cardiologist and director of mechanical circulatory support at Ascension St. John Hospital in Detroit and ABIOMED’s Executive Vice President and Chief Medical Officer, Dr. Charles Simonton. The presentations provided an overview of Impella ECP technology, the FDA Pivotal Trial and several case reviews.

In fiscal 2022, we estimate that our outreach efforts resulted in dialogue with stockholders who own approximately 63% of our outstanding shares, including approximately 70% of our top 20 stockholders. During these interactions, stockholders most frequently raised topics concerning the impact of, and trends relating to, the COVID-19 pandemic, existing and future products, like the Impella 5.5, Impella ECP, Impella BTR and preCARDIA, robust randomized control trials, including PROTECT IV and STEMI DTU and our strategic investment initiatives. In addition, following engagement with our stockholders, we amended our bylaws to provide for proxy access, which enables eligible stockholders to include their nominees for election as directors in our proxy statements. See “Stockholder Proposals for 2023” below for additional details. For more information about our stockholder outreach efforts specifically related to our executive compensation program, see “Compensation Discussion and Analysis—Views of Our Stockholders.” In fiscal 2023, we reached out to our top 30 stockholders, representing 75% of our outstanding shares, through Morrow Sodali LLC, our proxy solicitor. We engaged with those stockholders who accepted our invitation in advance of the filing of this Proxy Statement.

Board Role in Risk Oversight

The Company is exposed to various risks, including, but not limited to, strategic, operational, financial, liquidity and reputational risks. There are additional risks relating to reporting, pending and threatened product liability and intellectual property litigation, and regulatory and legal compliance. The Company’s enterprise risk profile is also affected by the success of our clinical trials, the actions of distributors of our products, the availability of third-party reimbursement for our products and changes in government regulation or in our receipt/maintenance of required regulatory approvals.

Our Board of Directors, as a whole, has responsibility for risk oversight, with reviews of certain areas conducted by the relevant Board committees that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is supported by management reporting to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In particular, the Company’s Chief Financial Officer, at the direction of the Chairman, President and Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management program and periodically reports enterprise risk information to each of the Chairman, President and Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s Chief Operating Officer, General Counsel and Secretary, and Corporate Controller.

While our Board is ultimately responsible for risk oversight, its committees critically assist the Board in fulfilling its monitoring responsibilities in certain areas of risk. The Risk and Compliance Committee reviews the Company’s risk-related policies, procedures and programs and coordinates the handling of such matters with the Chief Compliance Officer. The Company’s Chief Financial Officer meets with the Risk and Compliance Committee from time to time to discuss the specific enterprise risks facing the Company. Additionally, at certain Board of Directors meetings, the Chairman, President and Chief Executive Officer and/or Chief Financial Officer report information about major risks facing the Company.

Board/Committee	Primary Areas of Risk Oversight
Board of Directors

Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer-term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior officer succession planning.

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and liquidity matters, as well as cybersecurity matters.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.
Governance and Nominating Committee	Risks and exposures relating to our corporate governance and succession planning for our Chairman, President and Chief Executive Officer and other directors.
Risk and Compliance Committee

Risks and exposures associated with our risk management, compliance and control activities, including the Company’s risk profile and significant healthcare-related regulatory and compliance issues (governing, e.g., fraud and abuse and the development, approval and sale of medical device products, both in the U.S. and internationally); review, approval, management and oversight of the Enterprise Risk Management Program, Healthcare Compliance Program and Work Plan and risk- and compliance-related reporting (in conjunction with any management-level compliance committee and Chief Compliance Officer).

Environmental, Social and Governance Initiatives

Currently, our Board and management have oversight responsibility for our ESG strategy and coordinate with our Governance and Nominating Committee to implement initiatives aimed at improving our sustainability footprint and continuing to provide for a strong corporate governance framework. Our ESG Report affirms four core principles that comprise our comprehensive ESG program philosophy: (1) recovering hearts and saving lives; (2) growing stockholder value; (3) leading in technology and innovation; and (4) sustaining a winning culture that prioritizes the health of our patients and needs of our customers.

Our ESG Report, which is available in the Investor Information section of our website at www.abiomed.com, highlights the ways we have implemented these core principles in three key areas:

People and Communities

•   fostering inclusive, fair and equal employment, including through our internal working groups, such as the ABIOMED Women’s Network, the Diversity in Healthcare Advisory Board and the Diversity Working Group;

•   providing educational resources to our employees through our online learning platform;

•   recognizing our employees for their contributions through awards and recognition programs and fostering a sense of community though Company activities;

•   supporting our employees who are victims of a natural or civil disaster through our nonprofit, the ABIOMED Charitable Foundation;

•   dedicating efforts to collaborate with global and local non-profit organizations, including through our Diversity in Healthcare Advisory Board, our support for U.S. military veterans and our work with the Inner City Scholarship Fund and the North Shore YMCA;

Environment, Health and Safety (“EHS”)

•   enforcing product safety procedures for our research, production and manufacturing facilities in line with International Organization of Standardization and Authorized Economic Operator standards;

•   instituting quality evaluations of new and existing suppliers to work to improve sustainable sourcing;

•   requiring ongoing EHS training programs and education for employees and contractors;

Integrity, Compliance and Governance

•   meeting our ethical obligations to our employees, healthcare professionals, suppliers and business partners by ensuring Company-wide compliance with our Code of Conduct;

•   strengthening our risk compliance systems, including through the reallocation of risk oversight responsibilities to the Risk and Compliance Committee;

•   ensuring our Board of Directors reflects a diversity of backgrounds, areas of expertise, ages, races/ethnicities and genders;

•   providing employees with education and training on their legal and ethical obligations; and

•   considering Board refreshment on an ongoing basis.

Codes of Conduct

All of our directors, officers and employees are expected to act ethically, legally and with integrity at all times and are obligated to comply with our U.S. Code of Conduct, our Code of Conduct and Compliance Policy – Europe or our Code of Business Conduct and Ethics – Japan, as applicable, as well as our other policies and standards of conduct. The U.S. Code of Conduct constitutes a “code of ethics” under the applicable rules of the SEC. A copy of our U.S. Code of Conduct is available in the Investor Information section of our website at www.abiomed.com, and may also be obtained, without charge, by submitting a written request to our General Counsel at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. We intend to disclose any future amendments to, or waivers from, the U.S. Code of Conduct within four business days of the waiver or amendment through a website posting to the extent required by the rules and regulations of the SEC.

Stockholder Communications with Directors

Stockholders may send communications to the directors on our Board. Those interested in communicating with one member of the Board of Directors or a group of such members, including the Lead Director of the Board, the Governance and Nominating Committee, the Compensation Committee, the Risk and Compliance Committee, the

non-employee directors as a group or the Audit Committee, should address their written correspondence in care of the Executive Vice President, General Counsel and Secretary at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923 and specify in the correspondence to whom on the Board of Directors the correspondence is directed. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chair of our Audit Committee. Correspondence will then be directed to the group of directors, or to an individual director, as appropriate.

Compensation of Directors

The Compensation Committee, with input from its independent compensation consultant, periodically reviews and evaluates director compensation and makes recommendations to the Board. Our Board reviews director compensation periodically to maintain a competitive director compensation package that enables us to recruit and retain qualified directors.

Non-Employee Director Compensation

Director Compensation Program

The following conveys compensation paid to our non-employee directors for fiscal 2022:

NON-EMPLOYEE DIRECTOR COMPENSATION
	Form of Compensation*	Amount of Compensation

Annual retainer (all non-employee directors)	Cash or common stock	$50,000

Annual stock retainer (all non-employee directors)	Time-vesting RSUs (vesting on earlier of (i) first anniversary of grant or (ii) annual meeting of stockholders post- grant)	$200,000 in grant date fair value

Lead Director	Cash or common stock	$25,000

Chair of Audit Committee	Cash or common stock	$20,000

Chair of Compensation Committee	Cash or common stock	$15,000

Chair of Governance and Nominating Committee	Cash or common stock	$10,000

Chair of Risk and Compliance Committee	Cash or common stock	$10,000

Members of Audit Committee	Cash or common stock	$10,000

Members of Compensation Committee	Cash or common stock	$7,500

Members of Governance and Nominating Committee	Cash or common stock	$5,000

Members of Risk and Compliance Committee	Cash or common stock	$5,000
Equity grant upon initial appointment	Time-vesting RSUs (vesting ratably over three years on each anniversary of grant)	$250,000 in grant date fair value
*	Where “cash or common stock” is shown, director may choose between either alternative.

In addition, we provide reimbursement to our non-employee directors for their reasonable expenses related to their service as a member of the Board of Directors and any committees thereof.

We also have a non-employee director retirement policy that provides for the accelerated vesting of all stock options, RSUs and other equity awards held by a non-employee director if he or she permanently ceases his or her service on our Board of Directors by reason of death, disability or retirement following at least five years of service and so long as his or her age plus years of service equals or exceeds 65.

Dr. W. Gerald Austen, Director Emeritus of the Company since 2016, receives an annual cash retainer equal to the retainer received by other non-employee directors for his service as Director Emeritus, and an additional annual retainer of $5,000 for his non-voting participation in meetings of the Governance and Nominating Committee, as described above in footnote 3 to the table identifying Board members’ committee participation on page 24. In addition, Dr. Austen is eligible for equity grants on the same basis as non-employee directors. In connection with Dr. Austen’s transition to Director Emeritus, his equity awards that were outstanding and unvested as of the expiration of his term as a director on August 10, 2016 continue to remain outstanding and eligible to vest according to their terms so long as Dr. Austen continues to serve as Director Emeritus of the Company. Dr. Austen is the Edward D. Churchill Distinguished Professor of Surgery at Harvard Medical School, Surgeon-in-Chief-Emeritus at Massachusetts General Hospital and Chairman of the Massachusetts General Hospital Chiefs’ Council.

Director Compensation

The following table provides information regarding the compensation earned by our non-employee directors with respect to the fiscal year ended March 31, 2022. The compensation of our Chairman, President and Chief Executive Officer is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors for the Year Ended March 31, 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)

W. Gerald Austen(1)	$55,000	$199,300	$254,300

Paula A. Johnson(2)	$50,932	$448,959	$499,891

Dorothy E. Puhy	$100,000	$199,300	$299,300

Jeannine M. Rivet	$67,500	$199,300	$266,800

Myron L. Rolle	$60,000	$199,300	$259,300

Eric A. Rose	$60,000	$199,300	$259,300

Martin P. Sutter	$67,500	$199,300	$266,800

Paul G. Thomas	$70,000	$199,300	$269,300

Christopher D. Van Gorder	$65,000	$199,300	$264,300
(1)	Dr. Austen serves as Director Emeritus.
(2)	Dr. Johnson’s cash fees were prorated for her period of service, as she joined the Board of Directors on April 26, 2021.
(3)

Amounts shown represent the aggregate grant date fair value of 625 RSUs to each non-employee director on August 11, 2021, other than Dr. Johnson, who received two separate grants of RSUs in fiscal 2022. For Dr. Johnson, the amount represents the aggregate grant date fair value of 717 RSUs in connection with her appointment and 625 RSUs in connection with annual grants to each Board member. All RSU grants were made under the Second Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan”). In each case, amounts were computed in accordance with FASB ASC Topic 718, based on the fair market value of the underlying stock on the grant date. Please refer to Note 14 of our consolidated financial statements in our annual report on Form 10-K for the year ended March 31, 2022 (the “2022 Annual Report”), as filed with the SEC, for further discussion related to the assumptions used in our valuation.

The following table provides a summary of the aggregate number of unvested RSUs outstanding for each of the above non-employee directors as of March 31, 2022.

Name	Unvested RSUs Outstanding

W. Gerald Austen(1)	625

Paula A. Johnson	1,342

Dorothy E. Puhy	625

Jeannine M. Rivet	625

Myron L. Rolle	1,151

Eric A. Rose	625

Martin P. Sutter	625

Paul G. Thomas	625

Christopher D. Van Gorder	625
(1)	Dr. Austen serves as Director Emeritus.

Director Stock Ownership Guidelines

We have stock ownership guidelines that require each director to beneficially own shares of our common stock (including common stock held in trust or by certain family members and stock underlying unvested RSUs or restricted stock awards) with the equivalent value, as of the acquisition date, of at least five times the aggregate annual cash retainer for a director. Each director is required to achieve such stock ownership requirements by the date of the fifth anniversary of such director’s appointment. Until the required ownership level is reached, directors are required to retain at least 50% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of March 31, 2022, all of our directors then serving had met the stock ownership requirement or were within the five-year grace period for compliance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. No member of our Compensation Committee is a former or current officer or employee of the Company. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “The Board of Directors and Certain Governance Matters—Lead Director.” Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself and participates in the Compensation Committee’s deliberations when invited, but does not vote on such matters. Mr. Minogue was not present for executive sessions or for any discussion of his own compensation. None of our executive officers currently serves, or has served during fiscal 2022, as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

The Compensation Committee has engaged Willis Towers Watson as its independent compensation consultant to support the Compensation Committee in performing its duties and to provide analysis and make recommendations to the Compensation Committee regarding its compensation program.

For more information, see “Compensation of Executive Officers—Compensation Governance.”

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the compensation philosophy, policies and practices associated with our executive compensation program for fiscal 2022 and the context in which compensation-related decisions were made in relation to fiscal 2022 for the “named executive officers” listed below. It also briefly outlines certain aspects of our executive compensation program for fiscal 2023.

Our Named Executive Officers in Fiscal 2022

The following individuals were named executive officers (also referred to as “NEOs”) for our fiscal year ended March 31, 2022 (“fiscal 2022”):

Named Executive Officer	Title

Michael R. Minogue	Chairman, President and Chief Executive Officer

Todd A. Trapp(1)	Executive Vice President and Chief Financial Officer

Andrew J. Greenfield(1)	Executive Vice President and Chief Commercial Officer

David M. Weber(2)	Former Senior Vice President and Chief Operating Officer

Marc A. Began(1)	Executive Vice President, General Counsel and Secretary
(1)	Messrs. Trapp, Greenfield and Began each became an Executive Vice President effective April 1, 2022.
(2)	Dr. Weber retired as an executive officer effective March 31, 2022, at the end of our fiscal year.

Executive Summary

Our Business, Putting Patients First

We are a provider of medical devices that provide circulatory support and oxygenation. We develop, manufacture and market proprietary products that are designed to enable the heart to rest and recover by improving blood flow and/or performing the pumping function of the heart and provide sufficient oxygenation to those in respiratory failure. Our products are used in the cardiac catheterization lab, or cath lab, by interventional cardiologists and in the heart surgery suite by cardiac surgeons for patients who are in need of hemodynamic support prophylactically or emergently before, during or after angioplasty or heart surgery procedures. We believe that heart recovery is the optimal clinical outcome for a patient experiencing heart failure because it enhances the potential for the patient to go home with their own heart, facilitating the restoration of quality of life. In addition, we believe that, for the care of such patients, heart recovery is often the most cost-effective solution for the healthcare system.

Performance Highlights

Financial Performance – ABIOMED’s disciplined financial approach and execution has allowed the Company to achieve substantial year-over-year increases consistently in key financial metrics, including total revenue, income from operations and cash. The Company was able to achieve strong financial metrics while significantly increasing investments in growth initiatives focused on innovation, advancing Impella clinical evidence and establishing a premiere distribution team. In fiscal 2022, the Company delivered double-digit revenue growth each quarter and set global revenue records in three out of four quarters, despite the ongoing macro headwinds, by executing the ABIOMED 2.0 playbook.

•

Revenue increased to $1.032 billion in fiscal 2022, growing 22% over fiscal 2021, during which time the Company also saw year-over-year growth of 1% despite the impact of the global pandemic. Revenue growth for fiscal 2022 was at the 82nd percentile among the companies in our compensation peer group (as listed below under “Compensation Peer Group” and referred to in this Proxy Statement as our “Peer Group”).

•

During fiscal 2022 the Company invested a record $163 million in research and development, an increase of 34% compared to the same period of the prior fiscal year, while delivering non-GAAP income from operations of $257 million or 24.9% non-GAAP operating margin.(1)

•

At the end of fiscal year 2022, cash and marketable securities was $979 million, an increase of 15% over fiscal 2021; the Company maintains zero debt and takes a disciplined approach to capital deployment in order to drive long-term sustainable growth.

The below graphs show the Company’s key financial results for fiscal 2022, including growth over the past five years, as a supplement to the presentation against fiscal 2021 above. Over the past five years, the Company has ranked in the top 10 of its Peer Group for annual revenue growth and in the top three in operating margin percentage each year. The Company consistently remains one of the fastest-growing, most profitable companies among its peers.

(1)

The Company’s fiscal 2022 income from operations was $141 million as determined in accordance with GAAP; fiscal 2022 non-GAAP income from operations was $257 million. The Company’s fiscal 2022 operating margin was 13.6% as determined in accordance with GAAP; non-GAAP operating margin was 24.9%. The Company defines non-GAAP income from operations and non-GAAP operating margin as income from operations and operating margin determined in accordance with GAAP, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition. For a reconciliation of these non-GAAP measures to the corresponding GAAP measures, please see Appendix A: Non-GAAP Financial Information.

Revenue*	R&D Investment*

Non-GAAP Income from Operations*†	Cash*‡

*	Dollar values in each chart above are in millions.
†

The Company’s fiscal 2022 income from operations was $141 million as determined in accordance with GAAP; fiscal 2022 non-GAAP income from operations was $257 million. The Company’s fiscal 2022 operating margin was 13.6% as determined in accordance with GAAP; non-GAAP operating margin was 24.9%. The Company defines non-GAAP income from operations and non-GAAP operating margin as income from operations and operating margin determined in accordance with GAAP, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition. For a reconciliation of these non-GAAP measures to the corresponding GAAP measures, please see Appendix A: Non-GAAP Financial Information.

‡	Cash represents cash, cash equivalents and short- and long-term marketable securities.

Performance Compared to Select Medical Technology Businesses – The Compensation Committee and our leadership team also review the Company’s performance on two-year revenue growth against select medical technology businesses which have products that are utilized in the cardiovascular market and operating margin at the overall company level for those businesses. Most of the companies and their cardio- and vascular-related product lines or segments are not comparable to our size or the nature of our business and, with the exception of Edwards Lifesciences Corporation and LivaNova PLC, are not in our compensation Peer Group. The chart below shows the Company’s financial performance compared to these select medical technology businesses, as further described in footnote (1) below.

Performance Compared to

Select Medical Technology Businesses(1)

(1)

The chart compares ABIOMED performance to select medical technology businesses which have products that are utilized in the cardiovascular market. Two-year revenue growth and fiscal 2022 revenue for those businesses are each determined based on information reported in SEC filings on Form 10-Q for the cardio- and vascular-related product lines or segments of Abbott Laboratories (ABT), Cardiovascular Systems, Inc. (CSII), Edwards Lifesciences Corporation (EW) and LivaNova PLC (LIVN) (the “Select Medical Technology Companies”). Fiscal 2022 operating margin is determined based on company-level information reported in SEC filings on Form 10-Q of the Select Medical Technology Companies. Fiscal 2022 operating margin was not determined at the level of the specific cardio- and vascular-related product lines or segments because such information is not reported in the SEC filings of the Select Medical Technology Companies.

(2)

The Y axis of the chart represents two-year revenue growth, comparing revenue for the twelve months ended March 31, 2020 to the twelve months ended March 31, 2022. The size of the circles represents revenue for the cardio- and vascular-related product lines or segments of the Select Medical Technology Companies, as reported in SEC filings on Form 10-Q as described above in footnote (1), and ABIOMED for the twelve months ended March 31, 2022.

(3)

The X axis of the chart represents operating margin of the Select Medical Technology Companies, as reported in SEC filings on Form 10-Q as described above in footnote (1), and ABIOMED for the twelve-months ended March 31, 2022. Operating margin at the level of the specific cardio- and vascular-related product lines or segments of the Select Medical Technology Companies is not shown because information to determine operating margin at the level of the specific cardio- and vascular-related product lines or segments is not reported in the SEC filings of the Select Medical Technology Companies. ABIOMED’s fiscal 2022 operating margin was 13.6% as determined in accordance with GAAP. The yellow circle in the chart above represents ABIOMED’s fiscal 2022 non-GAAP operating margin, which was 24.9%. ABIOMED’s fiscal 2022 non-GAAP operating margin excludes charges for the acquired in-process research and development related to the preCARDIA acquisition. For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Appendix A: Non-GAAP Financial Information.

Total Stockholder Return – The Company’s financial and operational execution continues to translate into sustained stock price growth for the benefit of our stockholders. The following chart depicts our total stockholder return (“TSR”) for the one-, two-, five-, 10- and 18-year periods ending March 31, 2022. The Company delivered a return for stockholders in fiscal 2022, despite the global market challenges from COVID-19. The Company’s fiscal 2022 TSR was 4%, which was above the average TSR for companies in our compensation Peer Group. The Company’s 10-year TSR of 1,393% was more than two times that of the Peer Group average and more than six times that of the S&P 500.

Total Stockholder Return

*	Graphs not to scale

Business Achievements – Other key performance milestones in fiscal 2022 included:

Innovation Milestones

✓  ABIOMED completed the FDA Early Feasibility Study for Impella ECP and received IDE approval from the FDA for the Single Arm Pivotal Trial. Impella ECP is the smallest heart pump in the world and the first to be compatible with small bore access and closure techniques. It measures 9 French in diameter upon insertion and removal from the body. While in the heart, it expands to support the heart’s pumping function, providing flow greater than 3.5 L/min.

✓  ABIOMED continued the full commercial launch of the Impella 5.5 with SmartAssist. Within the fiscal year, the company surpassed the 5,000-patient milestone and grew U.S. Impella 5.5 revenue by 97% year-over-year.

✓  ABIOMED accelerated the rollout of Impella Connect worldwide. At the end of the fiscal year, the company was in 1,423 hospitals in the U.S. with approximately 92% of patients on support being remotely monitored in the cloud. Outside the U.S., Impella Connect was in 150 hospitals in Europe and 86 hospitals in Japan.

✓  ABIOMED acquired preCARDIA, developer of a proprietary catheter and controller that will complement ABIOMED’s product portfolio to expand options for patients with acute decompensated heart failure (ADHF). The preCARDIA system is uniquely designed to rapidly treat ADHF-related volume overload by effectively reducing cardiac filling pressures and promoting decongestion to improve overall cardiac and renal function. Annually, more than one million patients are admitted to hospitals in the United States with ADHF and approximately one-third of these patients do not respond to diuretics and could benefit from this minimally invasive breakthrough technology.

✓  The company continued to strengthen its intellectual property (IP) and surpassed more than 1,400 patents worldwide, with more than 1,400 additional patents pending.

Regulatory Approvals

✓  The United States Food and Drug Administration (FDA) granted breakthrough device designation to the Impella ECP expandable percutaneous heart pump. The designation means the FDA will prioritize Impella ECP’s regulatory review processes, including design iterations, clinical study protocols and pre-market approval (PMA) application.

✓  Impella 5.5 with SmartAssist received approval from Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) and Hong Kong’s Medical Device Division (MDD). In Japan, Impella 5.5 with SmartAssist is now indicated for use in the treatment of drug-resistant acute heart failure attributable to causes such as cardiogenic shock.

✓  Impella RP with SmartAssist received FDA PMA as safe and effective to treat acute right heart failure for up to 14 days. Impella RP with SmartAssist is the first single-access temporary percutaneous ventricular support device with dual-sensor technology.

✓  The 2021 guidelines of the European Society of Cardiology (ESC) for treatment of acute heart failure patients, including patients in cardiogenic shock, raised the recommendation level for short-term mechanical circulatory support systems such as Impella heart pumps from Class IIb (“may be considered”) to Class IIa (“should be considered”). In addition, the authors expand the type of patient who may benefit from technology such as Impella to include patients with mildly reduced left ventricular ejection fraction.

Clinical Outcomes

✓  ABIOMED enrolled the first patient in PROTECT IV, a large, prospective, multi-center randomized controlled trial (RCT) that is designed to provide the level of clinical evidence needed to achieve a Class I guideline recommendation for Impella in high-risk percutaneous coronary intervention (HRPCI).

✓  Final PROTECT III study results demonstrate improvement in 90-day clinical outcomes, completeness of revascularization and safety, when compared to the PROTECT II Randomized Controlled Trial (RCT). The PROTECT II RCT found, when compared to intra-aortic balloon pump (IABP), Impella use led to a 29% relative risk reduction in MACCE at 90 days. The study authors also note that PROTECT III patients, when compared to patients in PROTECT II, were more complex, with more severe calcification, more rotational atherectomy and more vessels treated, had more complete revascularization, with 78% less hypotension during support (2.2% vs. 10.2%, p=0.0004) and had improved in-hospital safety, with significantly fewer bleeding complications requiring transfusion (1.2% vs. 9.4%, p<0.001). Data from the PROTECT III trial is published in the American Heart Journal.

✓  Final Restore EF Study results demonstrate the use of contemporary best practices with Impella in high-risk PCI significantly improves left ventricular ejection fraction (LVEF), heart failure symptoms, and anginal symptoms at 90-day follow-up in a wide variety of hospital settings, including rural, urban, community and academic centers. The study of 251 patients at 26 hospitals showed significant improvement in LVEF from baseline to 90-day follow-up (35% to 45% p<0.0001), significant reduction of heart failure symptoms with 76% reduction in New York Heart Association (NYHA) classification III/IV at follow-up (62% to 15% p<0.001) and significant reduction of anginal symptoms with 97% reduction in Canadian Cardiovascular Society (CCS) classification III/IV at follow-up (72% to 2% p<0.0001).

✓  The National Cardiogenic Shock Initiative (NCSI) Study demonstrates a 71% survival to discharge with greater than 90% native heart recovery when best practices are used, including placement of an Impella heart pump prior to revascularization (PCI). The study evaluated the outcomes of 406 consecutive patients who presented with acute myocardial infarction cardiogenic shock (AMICS) at 80 participating sites throughout the United States. The study shows a protocol-based approach to increasing survival rates in cardiogenic shock is reproducible in both academic and community hospital settings. The goal of the NCSI Study is to increase cardiogenic shock survival, which has historically been approximately 50%, by providing early unloading therapy and allowing the heart to rest prior to PCI, promoting native heart recovery.

Compensation Program Highlights

Our Compensation Philosophy

We have a strong pay-for-performance culture, which has benefited our stockholders over the short, medium and long term. This is evident in the Company’s financial performance as one of the fastest-growing, most GAAP-profitable companies in the MedTech industry, and one of the top-performing stocks over the last decade, compared to each of its Peer Group, the Nasdaq Stock Market and the S&P 500. For more information, see “Executive Summary—Performance Highlights.”

The primary objectives of our executive compensation program include:

✓	tying executive compensation to performance objectives and long-term stockholder returns;
✓	attracting, retaining and motivating key executives with compensation that is competitive with that of our Peer Group; and
✓	rewarding superior financial, strategic and operational performance that is achieved in a manner consistent with our corporate goals and team-oriented values.

Fiscal 2022 Compensation: Pay Mix

As part of our pay-for-performance culture, the Company consistently sets aggressive and difficult-to-achieve goals, which the Company believes have led it to historically outperform its Peer Group. We use a mix of different forms of pay when we initially set annual compensation, so as to align management’s incentives strongly with our long-term business goals and stockholder interests. The below summarizes the pay mix of our fiscal 2022 executive compensation program, based on equity amounts granted in fiscal 2022, and annual cash incentive awards actually paid to our named executive officers for the year, and excludes the value of our benefits program.

CEO Total Direct Compensation for Fiscal 2022	Average Other NEO Total Direct Compensation for Fiscal 2022

•	The overall mix was very heavily weighted toward variable, incentive-based cash and stock compensation (for our CEO, 94%, and, on average for our other NEOs, 84%).

•	Variable compensation was primarily weighted toward long-term equity incentives, including performance-based PSUs, time-based RSUs and time-vesting stock options.

Views of Our Stockholders

The Compensation Committee is committed to regularly reviewing, assessing and, when appropriate, adjusting the Company’s compensation programs based on feedback from our stockholders, best practices and compensation trends. At our 2021 Annual Meeting of Stockholders, we received support for our executive compensation program by approximately 51% of the votes cast (excluding broker non-votes) for the approval of our annual “say-on-pay” proposal.

In fiscal 2022, in response to stockholder and proxy advisor feedback and with input from our independent compensation consultant on market practices, we made several enhancements reflected in the design of our executive compensation program. Our reforms more closely support our pay-for-performance philosophy and better align long-term stockholder value creation with our business objectives as we mature as a company.

In early fiscal 2023, we reached out to our top 30 stockholders, representing 75% of our outstanding shares, through Morrow Sodali LLC. We engaged with stockholders who accepted our invitation in advance of the filing of this Proxy Statement.

Some of the reforms include the following:

WHAT WE HEARD FROM STOCKHOLDERS AND PROXY ADVISORS	WHAT WE DID
One-time awards under temporary strategic plans may not effectively align management incentives with long-term stockholder value.

✓  The COVID-19 recovery awards approved in November 2020 were granted under extraordinary circumstances, and we do not intend to routinely grant awards outside our existing long- and short-term incentive plans going forward.

Multi-year performance periods for PSU awards, rather than one-year periods, with performance hurdles that remain challenging over time, would promote long-term alignment of pay with performance.

✓  We made the following adjustments to the design of PSU awards granted in FY 2022:

•  PSUs will be earned over a three-year period following grant, with revenue measured over a one-year performance period and subject to a TSR modifier measured over a three-year performance period. For more on PSU design, see “Fiscal 2022 Long-Term Incentive Awards.”

•  TSR will be measured relative to our Peer Group.

Provide additional clarity on company performance metrics.	✓ We enhanced disclosure around performance metrics in this Proxy Statement. See “Fiscal 2022 Annual Incentive Plan.”

Fiscal 2022 Compensation Program

Fiscal 2022 Compensation Design

Consistent with past reforms made to our executive pay program, and considering our strategic plans for growth and expansion, our corporate performance and individual performance, market data and the input of our external advisors, we designed our NEOs’ fiscal 2022 compensation to include the following features:

✓	PSUs continue to make up the largest portion of our NEOs’ long-term equity incentive mix
•	Further “at-risk” compensation is in the form of options, with RSUs composing the remainder of the mix.

✓	Annual PSU grants continue to have three-year performance periods and challenging and diverse goals
•	Annual PSU grants will vest after a three-year period.
•	Challenging revenue growth and relative TSR goals.
•	Relative TSR modifier is capped at 1.00x if our absolute TSR is negative, regardless of our relative TSR and is based only on performance relative to our Peer Group.

Key Overall Features of Our Executive Compensation

The key features of our executive compensation program are summarized below.

Things we do	Things we don’t do

✓  Pay a significant majority of executive compensation in the form of long-term incentive-based awards, with the largest portion in performance-based awards

✓  Cap the maximum payout under our annual incentive plan and vesting of our performance-based PSUs

✓   Set challenging targets and performance metrics for our annual cash incentive awards and PSUs, sometimes leading to lower or no payouts, as in fiscal 2020

✓   Grant annual PSU awards with three-year performance periods

✓  Grant RSU, PSU and option awards to NEOs with double-trigger vesting conditions upon a change in control, except under legacy agreements

✓  Maintain a formal clawback policy for cash- and equity-based incentive programs

✓   Require NEOs to adhere to robust stock ownership guidelines

✓ Conduct an annual risk assessment of our compensation programs

✓  Engage an independent consultant to provide support and advice to the Compensation Committee

×   Provide executive perquisites

×   Allow our executive officers, directors or employees to hedge or pledge our stock (without exception)

×   Provide new tax gross-ups

×   Re-price underwater options

×   Pay guaranteed bonuses

×   Encourage excessive risk-taking

×   Pay dividends or dividend equivalents on unearned PSUs

×   Guarantee equity incentive awards for our NEOs

Continued Reforms in Fiscal 2023 Compensation

Considering our strategic plans for growth and expansion, our corporate performance and individual performance, market data and the input of our external advisors, and consistent with reforms made to our executive pay program in the past few years, we designed our NEOs’ fiscal 2023 compensation to include the following features:

✓   PSUs continue to make up 50% of our NEOs’ long-term equity incentive mix

✓   Annual PSU grants continue to have three-year performance periods and challenging and diverse goals

•   Annual PSU grants will vest after a three-year period.

•   Challenging product milestones and revenue growth metrics, which were selected for their ability to withstand market volatility, for their alignment with the Company’s goal setting and for their simplicity of design.

Compensation Elements

We aim to deliver levels of total compensation that advance our overarching pay-for-performance philosophy, while remaining market competitive. To that end, the compensation of our named executive officers in fiscal 2022 consisted of base salary, annual cash incentive awards, the grant of “at-risk” equity incentives and participation in benefit plans generally available to all employees. The largest component of our named executive officers’ annual compensation program is equity incentives, followed by, depending on the individual, cash-based incentive compensation or base salary.

As demonstrated by the ring charts in “Executive Summary,” the vast majority of fiscal 2022 compensation for our NEOs was variable and incentive-based: 94% for our Chairman, President and Chief Executive Officer, and, on average for our other NEOs, 84%. Also, 70% of our NEOs’ fiscal 2022 equity grants were performance-based, consisting of 50% performance-based PSUs and 20% time-vesting stock options. We believe this practice is consistent with our philosophy of tying executive compensation to performance, while also rewarding our named executive officers for exceeding expectations.

The following table summarizes the components of our fiscal 2022 executive compensation.

FISCAL 2022 EXECUTIVE COMPENSATION
Element	Purpose	Key Features
Base Salary	Provide competitive baseline compensation and a level of cash income predictability and stability

✓  Fixed cash compensation

✓    Amounts informed by external market data, accounting for factors such as scope of the position, experience and performance

✓    Target competitive range at or below median (on average among our named executive officers) among our compensation Peer Group

Annual Incentive Plan (Cash Bonus)	Reward the achievement of corporate and individual performance during the year and demonstration of competencies from our Core Principles and Operating Procedures

✓  Variable cash compensation governed by terms of plan

✓    Performance metrics include absolute revenue amounts requiring growth in upper quartile Peer Group

✓  Target opportunity determined in consideration of external market data

✓    Actual value based on a combination of Company financial performance and individually defined, pre-established performance objectives and demonstration of competencies for any payout

Long-Term Equity Incentives	Align with the long-term interests of our Company, our stockholders and our executives, while rewarding sustainable value creation and driving retention

✓  Variable equity-based compensation governed by award agreements

✓    Size of awards and metrics determined in consideration of external market data

✓  Performance metrics in all PSUs require difficult targets

✓    Measures relative TSR, business and other targets; TSR modifier for annual PSU grants is capped at 1.00x for negative absolute TSR

✓  Annual PSUs contain three-year performance period

✓    Options have three-year ratable vesting with a 10-year term and are intended to put a greater portion of total compensation “at risk”

✓  Time-based RSUs used to buttress retention of top talent

Compensation Governance

Compensation Oversight

Role of the Compensation Committee

The Compensation Committee, which consists entirely of independent directors, oversees our executive compensation programs and met throughout fiscal 2022 to discuss the key items described under “The Annual Process.” The Compensation Committee administers our annual cash incentive and long-term equity incentive plans and reviews performance levels relevant to compensation. It also decides the compensation of all named executive officers other than our Chairman, President and Chief Executive Officer, seeks to maintain executive compensation that is fair and aligned with our compensation policy, and makes recommendations to our Board of Directors with respect to the compensation of the Chairman, President and Chief Executive Officer and our compensation practices generally. Although the Chairman, President and Chief Executive Officer oversees the Board of Directors as its Chairman, he recuses himself from all Board discussions and decisions on his own compensation.

The Compensation Committee reviews all of the information presented and discusses the recommendations with the Chairman, President and Chief Executive Officer and with our compensation consultant. In making decisions regarding pay levels and practices for our named executive officers, the Compensation Committee considers a variety of factors, including:

•	absolute corporate performance relative to our objectives;

•	our corporate performance relative to our established Peer Group;

•	creation of long-term value for our stockholders and stockholder views on compensation;

•	feedback from stockholders and proxy advisors as part of our outreach efforts; and

•	compensation practices observed in our established Peer Group.

The duties and responsibilities of the Compensation Committee are laid out in its charter, which can be found on our website, and are described under “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors—Compensation Committee.”

Role of the Independent Compensation Consultant

As provided in its charter, the Compensation Committee has the right to retain compensation consultants (and other outside consultants) to provide independent advice to the Compensation Committee. In fiscal 2022, the Compensation Committee appointed Willis Towers Watson as an independent outside compensation consultant. During fiscal 2022, Willis Towers Watson advised the Compensation Committee on various compensation-related items, including peer group development, market practices, industry trends, investor views and market data. In addition, Willis Towers Watson reviewed and provided the Compensation Committee with an independent perspective of management recommendations on compensation. As part of its annual independence assessment during fiscal 2022 (cited under “Annual Process” below), the Compensation Committee considered the six factors specified by the SEC in Rule 10C-1 and by Nasdaq Stock Market Rule 5605(d)(3)(D) to monitor the independence of its compensation consultant, and determined that Willis Towers Watson’s services did not raise a conflict of interest.

Role of Management

Each year, the Chairman, President and Chief Executive Officer provides an assessment of the performance of each named executive officer, other than himself, during the prior year and recommends to the Compensation Committee the compensation to be awarded to each executive officer, which is then determined by the Compensation Committee. The Chairman, President and Chief Executive Officer’s recommendations are based on numerous factors, including:

•	corporate and individual performance;

•	leadership competencies; and

•	market competitiveness.

The Chairman, President and Chief Executive Officer also provides a self-assessment of his achievements for the prior year, which the Compensation Committee reviews and considers when making a recommendation for an appropriate level of compensation for the Chairman, President and Chief Executive Officer to the Board for approval. The Chairman, President and Chief Executive Officer is not present for and does not participate in any deliberations regarding his own compensation.

The Annual Process

The Compensation Committee typically meets quarterly to consider the items discussed below.

Quarter	Typical Meeting Topics

Q1 (May)	✓

Review and approve executive compensation for current fiscal year, including salaries, bonuses and long-term incentive awards, and approve any bonus and long-term incentive award payouts for prior year

	✓	Review compensation for non-employee directors and recommend changes to full Board for approval

	✓	Assess compliance with stock ownership guidelines

	✓	Review historical equity awards and resulting burn rates

	✓	Review and finalize relevant proxy statement content for upcoming annual meeting of stockholders

Q2 (August)	✓	Review and discuss proxy advisory reports and other investor feedback
	✓	Review and discuss executive compensation risk assessment

	✓	Review current compensation philosophy

	✓	Review Compensation Committee Charter

	✓	Undertake Compensation Committee self-evaluation

Q3 (November)	✓	Review updates on legislative, regulatory and governance environments
	✓	Annual review and approval of Peer Group

	✓	Review factors affecting independence of compensation consultant

	✓	Review the design and administration of qualified benefit plans

Q4 (March)	✓	Review and consider executive compensation benchmarking

Compensation Peer Group

To understand the market competitiveness of the compensation for our named executive officers, each year, the Compensation Committee reviews a report analyzing publicly available information and surveys prepared by our independent compensation consultant, Willis Towers Watson. The report compares the compensation of each named executive officer to data for comparable positions at companies in our Peer Group. The Compensation Committee reviews our Peer Group each year, with input from Willis Towers Watson. In creating the Peer Group, consideration is given to various factors, including:

•	size relative to our Company (revenue, market capitalization, GAAP operating margin and other relevant criteria); and

•	nature of business (business focus and model).

In November 2021, based on a review of these factors, the Compensation Committee approved changes to our Peer Group to more closely align with the Company’s size and business. These changes included removing Align Technology, Inc. and Hologic, Inc. and adding AtriCure, Inc. and LivaNova PLC. The Compensation Committee also removed Cantel Medical Corp. from our Peer Group because it had been acquired.

The resulting fiscal 2022 compensation Peer Group comprised the following companies:

• Atricure, Inc. • Avanos Medical, Inc. • CONMED Corporation • DexCom, Inc. • Edwards Lifesciences Corporation • Globus Medical, Inc. • Haemonetics Corporation	• ICU Medical, Inc. • Inogen, Inc. • Integra LifeSciences Holdings Corporation • LivaNova PLC • Masimo Corporation • Merit Medical Systems, Inc.	• Natus Medical Incorporated • Nevro Corp. • NuVasive, Inc. • Penumbra, Inc. • ResMed Inc. • Teleflex Incorporated

 Fiscal 2022 Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the market and commensurate with each employee’s past performance, experience, responsibilities and skills. Base salaries are set using the median of companies in our compensation Peer Group as an initial reference point with consideration of the factors described above. For our named executive officers, the percentage increase from the salary rate set for fiscal 2021 corresponded to the named executive officer’s overall performance ranking of 1 to 4 under his annual cash incentive award in fiscal 2021 (the ranking system is described in more detail under “Fiscal 2022 Annual Incentive Plan” below), while taking into account market adjustments. Base salaries may also be adjusted from time to time based upon the Company’s overall budgetary guidelines, employee promotions or increased responsibilities.

At the outset of fiscal 2021, the Compensation Committee and, in the case of the Chairman, President and Chief Executive Officer, the Board, approved base salaries equal to those in fiscal 2020 for all named executive officers. Shortly afterward, in April 2020, the Company announced that, in light of the disruption and uncertainty created by the evolving COVID-19 pandemic and its anticipated impact on the Company’s operations, all NEOs would take a salary cut for Q1 2021, with Mr. Minogue and Dr. Weber completely forgoing their base salaries, other than payments necessary to retain their benefits, and Messrs. Trapp, Greenfield and Began taking a 50% reduction in base salary. In fiscal 2022, base salaries were increased as shown in the table below.

Named Executive Officer	Fiscal 2022 Base Salary	Change from Fiscal 2020	Fiscal 2021 Base Salary Paid(1)	Reduction to Fiscal 2021 Base Salary Paid from 2020 Base Salary(1)	Fiscal 2020 Base Salary

Michael R. Minogue	$791,513	▲ 3%	$608,363	▼ 21%	$768,459

Todd A. Trapp	$489,600	▲ 2%	$430,000	▼ 10%	$480,000

Andrew J. Greenfield	$346,602	▲ 3%	$301,454	▼ 10%	$336,507

David M. Weber	$451,415	▲ 2%	$350,363	▼ 21%	$442,564

Marc A. Began	$397,800	▲ 4%	$342,656	▼ 10%	$382,500

(1)

Although each NEO’s 2021 base salary rate was maintained from 2020, during Q1 2021, Mr. Minogue and Dr. Weber each took a 100% reduction in base salary (other than payments necessary to retain their benefits), and Messrs. Trapp, Greenfield and Began each took a 50% reduction in base salary, as explained above.

 Fiscal 2022 Annual Incentive Plan

We maintain the Annual Incentive Plan, a cash incentive plan, for all employees, including our named executive officers. The purpose of this program is (i) to motivate and reward among our named executive officers the attainment of measurable performance objectives, including annually set financial, strategic and operational goals (the “Performance Goals”), and (ii) to encourage the named executive officers to uphold a strong work ethic and a healthy corporate culture via certain leadership factors (the “Leadership Factors”).

Each named executive officer is assessed against these Performance Goals and Leadership Factors according to his achievement during the fiscal year. Based on relative weighting among the multiple Performance Goals, as well as between the Performance Goals and the Leadership Factors, the named executive officer ultimately receives an overall rating of 1 to 4 (with 4 representing the highest degree of performance), which translates to a defined bonus payout as a percentage of target bonus. The Board completes the evaluation for the Chairman, President and Chief Executive Officer. The Chairman, President and Chief Executive Officer evaluates the other named executive officers.

Target Annual Cash Incentive Levels

At the outset of the fiscal year, the Compensation Committee analyzes external market data and prior year targets to establish target and maximum annual cash incentive levels under the Annual Incentive Plan for our named executive officers other than our Chairman, President and Chief Executive Officer. For our Chairman, President and Chief Executive Officer, the Compensation Committee undertakes the same rigorous process and recommends target and maximum annual cash incentive levels to the Board, which then determines whether to approve it. Annual cash incentive opportunities for fiscal 2022 were targeted at a level that represented a meaningful portion of each named executive officer’s base salary and were competitive with our Peer Group.

The target awards as a percentage of salary were as follows: for Mr. Minogue, 195% (representing no change from fiscal 2021); for Mr. Trapp, 65% (representing no change from fiscal 2021); for Mr. Greenfield, 75% (representing no change from fiscal 2021); for Dr. Weber, 85% (representing no change from fiscal 2021); and for Mr. Began, 60% (representing a 5% increase from fiscal 2021).

Actual cash incentive awards can range from 0% to 200% of target award levels. The Compensation Committee and Board believes that it is important to establish maximum payout amounts under the Annual Incentive Plan to prevent a risk of excessive cash compensation and excessive risk-taking, as described in “Compensation of Executive Officers—Managing Compensation-Related Risks.”

Evaluations Based on Performance Goals and Leadership Factors

We use our annual operating plan as the foundation for setting the Performance Goals. For each named executive officer, there were two components to the award in fiscal 2022:

2022 Annual Bonus Metrics

Metric	Weighting

Performance Goals	Revenue (20–40% of weighting) Individual financial, operational and strategic goals established for each senior executive (60–80% of weighting)	70%

Leadership Factors		30%

Performance Goals are developed by our Chairman, President and Chief Executive Officer, in consultation with other members of senior management, and presented to our Compensation Committee for review and approval on an annual basis (other than with respect to our Chairman, President and Chief Executive Officer, whose goals are recommended by the Compensation Committee and approved by the Board). For each Performance Goal, we establish quantitative or qualitative performance targets for each rating level on a 1-to-4 rating scale. To prevent excessive discretion in annual assessments of performance, these targets are clearly defined, objective hurdles—whether numerical or qualitative—that the named executive officer must satisfy to obtain the applicable rating level.

We undertake a rigorous process to set Performance Goals that are challenging and align management incentives with long-term stockholder value creation. We believe that these high and demanding targets, when evaluated against our maximum payouts, help to maintain a solid and balanced incentive structure.

We retained the revenue metric in our fiscal 2022 cash incentive awards, based on our belief that it remains a highly effective measure of our attainment of our mission to put “Patients First.” As a GAAP-profitable MedTech growth company, we believe revenue represents a highly effective financial measure of the attainment of our “Patients First” mission, and so we include revenue as a Performance Goal for all named executive officers. In our efforts to make our technology the standard of care, we consistently strive to improve patient outcomes. Such improved outcomes increase Impella® utilization and enable us to reinvest in training, research and development, sales, marketing and educational initiatives. We also believe that revenue has been the driving factor in our TSR, and thus a tool for promoting stockholder value.

At the end of the fiscal year, each named executive officer is evaluated on a scale of 1 through 4 for each Performance Goal. Level “2” is the expected rating based on achieving aggressive goals or standards, with a level “3” rating assigned to those named executive officers that significantly exceed expectations and a level “4” rating being very difficult to achieve. Each Performance Goal is also assigned a sub-weight (within the overall 70%), with revenue generally carrying the plurality of the weight between 20% and 40%, depending on the named executive officer, and non-revenue goals carrying the remaining 60% to 80% of the weight. After evaluations are finalized, a weighted average of the Performance Goals is calculated (the “Weighted Average Performance Rating”), which is on a scale of 1 to 4 for the named executive officer. The Performance Goals are shown below.

Performance Goals for Named Executive Officers
All Named Executive Officers		• Global revenue growth

Individual Performance Goals	Mr. Minogue Chairman, President and Chief Executive Officer	• New product development and customer satisfaction • Business development and stakeholder engagement • TSR • Clinical evidence generation in support of improved patient outcomes

	Mr. Trapp Executive Vice President and Chief Financial Officer	• Operating management and forecasting • Investor relations and TSR • Automation and efficiency projects and enhancing cybersecurity • Human capital

	Mr. Greenfield Executive Vice President and Chief Commercial Officer	• Stakeholder engagement • Clinical evidence generation • Reimbursement in major markets • Government affairs

	Dr. Weber Former Senior Vice President and Chief Operating Officer	• Product innovation • Stakeholder engagement • Customer satisfaction • Clinical evidence generation in support of improved patient outcomes

Mr. Began Executive Vice President, General Counsel and Secretary

•   Business development

•   Protection and promotion of innovation by strengthening intellectual property

•   Ensuring compliance and defending the Company in legal proceedings

•   Corporate affairs, stakeholder engagement, human capital and legal support for clinical trials

The Leadership Factors for our named executive officers, other than our Chairman, President and Chief Executive Officer, are established by our Chairman, President and Chief Executive Officer and approved by the Compensation Committee. The Board determines and approves these factors as they apply to our Chairman, President and Chief Executive Officer, based on the Compensation Committee’s recommendations. We apply the same factors to all named executive officers, and believe that the factors promote ethical behavior in the best interests of the Company and its stockholders while encouraging named executive officers to comply with our robust standards of corporate culture and to develop their substantive knowledge and leadership skills.

Leadership Factor	Description

Leadership (formal and informal)	Ability to manage, motivate and influence others toward Company-wide objectives and beyond such stated goals and objectives.

Professional competency	Knowledge of area of expertise and dedication to continuing advancement of level of knowledge.

Work ethic	Commitment and dedication to organization on consistent basis.

Flexibility/attitude	Adaptability to changing priorities and tasks, and cooperation within function and Company.

Honor and integrity	Example for others with respect to Company values and commitment to high standards of excellence, integrity and conduct.

Commitment to Company’s Code of Conduct	Firm commitment to standards. See “The Board of Directors and Certain Governance Matters—Code of Conduct.”

Each named executive officer was evaluated on a 1-to-4 scale of his overall achievement against the Leadership Factors (the “Leadership Rating”). The Leadership Rating was assessed based on an objective review of actions and behaviors exhibited throughout fiscal 2022 by the named executive officer in question and was not used to make discretionary upward adjustments to a named executive officer’s Weighted Average Performance Rating for the Performance Goals.

Determination of Payouts

To determine the annual cash incentive award payout for each named executive officer, we calculate the weighted average of the officer’s Weighted Average Performance Rating and Leadership Rating (with the Weighted Average Performance Rating representing 70% of the overall rating and the Leadership Rating representing 30% of the overall rating). The named executive officer’s overall rating of 1 to 4 then translates to a defined bonus payout (as a percentage of target bonus). Under the terms of the Annual Incentive Plan, overall ratings correspond to payouts as described in the table below.

Overall Rating	Performance Level	Payout as % of Award Target

4	Maximum: Very difficult to achieve	150-200%

3	Significantly exceeded expectations	125-150%

2	Expected: Achieved aggressive goals or standards	100-125%

1	Goal or standard not met	0%

Cash incentive award payouts for named executive officers, other than the Chairman, President and Chief Executive Officer, are recommended by the Chairman, President and Chief Executive Officer and approved by the Compensation Committee. The Board analyzes and approves the actual cash incentive payouts for the Chairman, President and Chief Executive Officer, based on the Compensation Committee’s recommendations. Since overall ratings are tied to payouts within a range, the Compensation Committee (with respect to the named executive officers other than the Chairman, President and Chief Executive Officer) and the Board (with respect to the Chairman, President and Chief Executive Officer) possess discretion whether to pay out awards at the upper or low end of each applicable range.

As part of our pay-for-performance culture, the Company has consistently set aggressive and difficult-to-achieve goals, which the Company believes have led it to historically outperform its Peer Group. In determining overall ratings for each named executive officer (between 1 and 4), the Compensation Committee and/or Board considered the following factors:

Factors Considered in Determining Overall Ratings

All Named Executive Officers		• Fiscal 2022 revenue of $1.032 billion, up 22% versus prior year, placing the Company in the 82nd percentile of its Peer Group

Individual Performance Goals	Mr. Minogue Chairman, President and Chief Executive Officer

•   Achieving strong top-line growth in a challenging environment

•   Demonstrating strategic leadership during the ongoing COVID-19 pandemic to provide for business continuity while protecting human capital and keeping employees safe

•   Expanding the Company’s product offerings

•   Driving our continued long-term strong TSR (as discussed above in “Executive Summary”)

•   Achieving successful execution of clinical evidence generation

Mr. Trapp Executive Vice President and Chief Financial Officer

•   Increasing efficiency through system automation

•   Driving our continued long-term strong TSR

•   Overseeing financial operations which resulted in a 24.9% operating margin while making significant growth investments

•   Increasing employee engagement by enhancing leadership development programs

Mr. Greenfield Executive Vice President and Chief Commercial Officer

•   Achieving strong top-line growth in a challenging environment

•   Securing the Company’s position as a key opinion leader in heart recovery by maintaining a strong presence at healthcare conferences

•   Achieving successful clinical results for Impella products

•   Maintaining strong reimbursement of our products

Dr. Weber Former Senior Vice President and Chief Operating Officer

•   Accelerating product innovation

•   Securing the Company’s position as a key opinion leader in heart recovery

•   Facilitating the rollout of smaller, smarter connected products

•   Achieving successful execution of clinical trials

Mr. Began Executive Vice President, General Counsel and Secretary

•   Providing leadership in business development

•   Bolstering the Company’s intellectual property portfolio with more than 1,400 patents worldwide, and an additional 1,400 pending

•   Protecting human capital through on-site COVID-19 vaccine administration

•   Successfully defending the Company in litigation

The Compensation Committee determined ratings for each named executive officer ranging from 2 to 4 for each goal and calculated a weighted overall rating between 2 and 4 in each case. The Compensation Committee also considered the Company’s achievement of innovation, clinical and regulatory milestones despite the ongoing macro headwinds. The Compensation Committee then determined the following payouts: for Mr. Minogue, $2,237,836 (representing 145% of target); for Mr. Trapp, $417,690 (representing 131% of target); for Mr. Greenfield, $450,366 (representing 173% of target); for Dr. Weber, $555,986 (representing 145% of target); and for Mr. Began, $413,513 (representing 173% of target).

Fiscal 2022 Long-Term Incentive Awards

We offer equity incentives to employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the Company. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type of award to achieve key compensation objectives (such as retaining, motivating and attracting key talent), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications. The Compensation Committee sets and approves the size, mix and terms of awards for all named executive officers, other than our Chairman, President and Chief Executive Officer, for which it makes recommendations to our Board for the Board’s approval.

Grants of Fiscal 2022 Annual Long-Term Equity Incentive Awards

Below is a summary of the annual long-term incentive vehicles awarded to our named executive officers in fiscal 2022.

Element	Purpose	Key Features

Performance-based PSUs (PSUs)	Incentivize continued focus on long-term performance	• PSUs earned over a three-year period following grant and tied to a challenging revenue target and subject to a TSR modifier

Stock options	Incentivize long-term value creation and continued stock price growth	• Three-year ratable vesting • Ten-year term

Time-based RSUs (RSUs)	Retain key talent	• Three-year ratable vesting

The Compensation Committee determines the mix of long-term equity incentives awarded to each named executive officer each year, and PSUs typically represent the largest proportion of any named executive officer’s annual long-term equity incentive compensation. For fiscal 2022, the Compensation Committee determined to maintain the fiscal 2021 equity pay mix for all named executive officers except for Dr. Weber, with PSUs continuing to make up the largest portion of the totally equity pay mix at approximately 50% (assuming a value at target), RSUs comprising approximately 30% and options the remaining approximately 20%. Dr. Weber was expected to retire during the three-year PSU performance period. Therefore, the Compensation Committee determined to only grant Dr. Weber RSUs (comprising approximately 60% of his total equity pay mix) and options (comprising the remaining 40%).

In determining or recommending to the Board the size of the stock option, PSU and RSU grants for fiscal 2022, the Compensation Committee reviewed market data, past financial performance and current corporate goals.

The accompanying ring chart and table show the mix and amounts of annual long-term equity incentive awards granted to each named executive officer, except for Dr. Weber, in fiscal 2022, based on the grant date fair values, as decided by our Compensation Committee as part of its annual equity grants.

AVERAGE NEO

EQUITY COMPENSATION MIX

FISCAL 2022(1)

(1)  The above chart excludes equity grants made to Dr. Weber for fiscal 2022. As discussed in “Fiscal 2022 Long-Term Incentive Awards—Grants of Fiscal 2022 Annual Long-Term Equity Incentive Awards,” the equity pay mix for Dr. Weber did not include PSUs. Values presented in this chart are approximate.

	AMOUNTS GRANTED
	Number of PSUs Granted (at Target)	Number of RSUs Granted	Number of Stock Options Granted	Grant Date Fair Value of All Awards Granted(1)

Michael R. Minogue	14,172	8,503	30,000	$9,630,285

Todd A. Trapp	4,000	2,021	3,737	$2,126,060

Andrew J. Greenfield	4,000	2,000	2,868	$2,031,097

David M. Weber(2)	—	2,687	4,969	$1,271,704

Marc A. Began	3,000	2,000	2,961	$1,748,222
(1)

Includes grant date fair values of stock option, RSU and PSU awards. For PSU awards, values assume a payout at the probable outcome level (i.e., target). For valuation assumptions, please see footnotes 1 and 2 to the Summary Compensation Table.

(2)

As discussed in “Fiscal 2022 Long-Term Incentive Awards—Grants of Fiscal 2022 Annual Long-Term Equity Incentive Awards,” Dr. Weber was not granted PSUs as he was expected to retire during the three-year performance period.

Fiscal 2022 PSU Awards

For fiscal 2022, with the input of our independent compensation consultant, we made certain key changes to our annual PSU awards. We determined to use revenue growth and TSR relative to our Peer Group as metrics for the PSUs. We used revenue growth to maintain primary focus and provide line of sight on growing the business, and we used relative TSR as an additional focus on stockholder alignment and an assessment of our performance relative to our Peer Group. The PSUs will be earned over a three-year performance period following grant. Revenue is measured over a one-year performance period and subject to a modifier ranging from 0.50 to 1.25x based on achievement of the relative TSR goals (subject, in each case, to linear interpolation) measured over a three-year performance period. The earned portions of the PSUs will cliff-vest three years after grant.

The Compensation Committee determined to use one-year revenue growth for its ability to respond to market volatility, alignment with the Company’s goal setting, simplicity of design and consistency with past practice. Fiscal 2022 revenue targets were expressed as growth over fiscal 2021 revenue. In May 2022, the Compensation Committee determined a performance level of 153% based on one-year revenue growth of 22%, which placed the Company in the 82nd percentile of our Peer Group.

With respect to the PSUs that may be earned for relative TSR performance, the Compensation Committee and, with respect to Mr. Minogue’s compensation, the Board of Directors, set very challenging goals in order to reinforce the alignment of management’s interests with those of stockholders. A maximum modifier of 1.25x requires outstanding performance within our Peer Group, with a relative TSR during the applicable performance period at or above the 90th percentile. Additionally, if our absolute TSR is negative, the TSR modifier will be capped at 1.00x, regardless of our relative TSR within our Peer Group. A relative TSR at or below the 10th percentile during the applicable performance period will lead to a modifier of 0.50x and a relative TSR at the 50th percentile during the applicable performance period will lead to a multiplier of 1.00x.

Determination of COVID-19 Recovery Grant Performance

To align management around our ongoing strategic COVID-19 recovery plan, our Compensation Committee and, for Mr. Minogue, our Board of Directors, approved a COVID-19 recovery grant to each of our NEOs in November 2020. Unlike our annual PSUs, which have a three-year performance period, these were subject to a one-year performance period to motivate and reward senior management’s performance in handling immediate issues raised by COVID-19.

Payouts under the PSUs were based on a revenue growth metric (representing 30% weight of total payout) and certain other business metrics relating to the pandemic, including human capital (representing 20% weight of total payout), manufacturing (representing 20% weight of total payout) and new product development milestones (representing 30% weight of total payout). PSUs were capped overall at 200% of target for all NEOs other than Mr. Minogue. Additionally, in recognition of Mr. Minogue’s focused leadership of the Company during the pandemic, his earned PSU amount may be multiplied by an additional 125% if the Company achieves certain other strategic business metrics not included in the other named executive officers’ PSU grants.

In November 2021, the Compensation Committee assessed performance at maximum 200% for revenue growth and the human capital and manufacturing milestones and 50% for the new product development milestone and determined a payout of 155% for our named executive officers other than our Chairman, President and Chief Executive Officer, and 194% for our Chairman, President and Chief Executive Officer. Half of the earned PSUs vested at the end of the performance period and the remaining earned PSUs will vest based on the continued service of the named executive officer through the second anniversary of the grant date.

Other Elements of Compensation

Benefits and Perquisites

We do not provide excessive benefits or perquisites to our executive officers. We provide them with matching contributions to our 401(k) plan, which are available to substantially all of our employees. We also provide life insurance and long-term disability insurance premiums, which represent typical elements of executive compensation. In addition, our named executive officers are entitled to certain benefits in connection with certain terminations of employment and/or in connection with a change of control, as further described in “Narrative Supplement to Compensation Tables—Change of Control Agreements with Named Executive Officers.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes.

The Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Reform Law”), substantially modified Section 162(m) by, among other things, eliminating the exception for performance-based compensation to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, we generally expect that compensation paid to each of our named executive officers in excess of $1 million is nondeductible, whether or not it is performance-based.

The Compensation Committee intends to continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible. The Tax Reform Law also includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may choose to avail itself of the transition rule. However, due to uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing plans and previously granted awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Regardless of any changes in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

No New Tax Gross-ups

In May 2015, the Compensation Committee adopted a policy not to provide tax gross-ups under Sections 280G and 4999 of the Code in any new employment agreements.

Managing Compensation-Related Risks

The Compensation Committee reviews the risks associated with the Company’s compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also oversees an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The risk-mitigating features that the Company has adopted within our executive compensation programs are summarized below.

Clawback Policy

We maintain a robust recoupment (or “clawback”) policy covering each of our executive officers. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus/other incentive compensation (including vested and unvested equity) paid or awarded to the executive officer or effect cancellation of previously granted equity awards to the extent the compensation was based on erroneous financial data and exceeded what would have been paid to the executive officer under the restatement. Under our award agreements, we may also recover from executive officer grantees’ compensation in connection with the grantee’s breach of a non-competition, non-solicitation, confidentiality or similar covenant or agreement.

Anti-Hedging and Anti-Pledging Policies

Our policies prohibit, without exception, all executive officers, employees and directors from hedging their ownership of our securities, engaging in short sales with respect to our securities or pledging our securities.

Double-Trigger Vesting Arrangements

Our RSU and option equity award agreements for recent and new grants to our NEOs contain double-trigger vesting arrangements upon a change of control. Additionally, our PSU equity award agreements for recent and new grants to our NEOs contain double-trigger vesting arrangements upon a change of control, provided the acquirer assumes the PSU awards and the grantee is terminated within one or two years after the change of control.

NEO Stock Ownership Guidelines and Share Retention Requirements

We maintain stock ownership guidelines intended to align further the interests of our NEOs with those of our stockholders. The guidelines require covered roles to hold common stock (including common stock held in trust, by certain family members or in the Company’s 401(k) plan and stock underlying unvested RSUs or restricted stock awards, but excluding stock underlying options or stock appreciation rights and unvested or unearned PSUs or other performance stock awards) worth a value expressed as a multiple of their salary. We regularly review our ownership guidelines for alignment with Peer Group norms and governance best practices and that they remain appropriate in light of our annual equity award levels. In fiscal 2021, we amended our guidelines, including the required share ownership amounts, to bring them more in line with market norms.

Each of our NEOs is required to meet these ownership levels by five years after his initial designation as an executive officer of the Company. Until reaching the required ownership level, NEOs are required to retain at least 50% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of March 31, 2022, all of our NEOs had timely met the stock ownership requirement or were within the five-year grace period to come into compliance with it.

Role	Share Ownership Guideline (Multiple of Salary)	Compliance(1)

Chairman, President and Chief Executive Officer	6.00	✓

Executive Vice President and Chief Financial Officer	4.00	✓

Other Executive Officers	3.00	✓
(1)	Based on salary and fair market value of counted equity as of March 31, 2022.

Fiscal 2023 Compensation

In May 2022, the Compensation Committee conducted its annual executive compensation review. As part of this review, the Compensation Committee made fiscal 2023 compensation decisions for our named executive officers and recommended the compensation of our Chairman, President and Chief Executive Officer to the Board, which then met to approve his fiscal 2023 compensation. The Compensation Committee considered, among other factors, our strategic plans for growth and expansion, our corporate performance and our NEOs’ individual performance, market data and the input of Willis Towers Watson.

Previously, the bonus program and PSU awards did not expressly reference the effect of currency exchange rate fluctuations. In May 2022, the Compensation Committee considered the impact of such fluctuations and exercised its discretion to measure performance using constant currency and determined to use constant currency going forward. The Compensation Committee believes the use of constant currency increases the alignment between the Company’s performance and executive compensation. The Compensation Committee also considered that the adjustment provides better consistency in assessing and rewarding financial results over the longer term.

Since his retirement as an executive officer on March 31, 2022, Dr. Weber remains employed by the Company for at least 30 hours per week as a scientific and technology advisor with an annual salary of $255,000. In his new role, he remains eligible for equity grants each year as part of the annual employee review process, but it is not expected that he will receive an annual cash incentive award. He will also remain eligible for the standard benefit package offered to the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2022 Annual Report.

Compensation Committee

By:	Paul G. Thomas (Chair)
Martin P. Sutter
Jeannine M. Rivet

Compensation Tables

Summary Compensation Table

The following Summary Compensation Table provides a summary of all compensation required to be reported and earned with respect to fiscal 2022, 2021 and 2020 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael R. Minogue	2022	788,631	6,557,724	3,072,561	2,237,836	9,240	12,665,992
Chairman of the Board, President,	2021	608,363	10,672,356	1,610,358	1,948,044	9,126	14,848,247
Chief Executive Officer	2020	768,459	10,122,820	4,813,414	899,097	8,976	16,612,766
Todd A. Trapp	2022	488,000	1,743,321	382,739	417,690	9,240	3,040,990
Executive Vice President, Chief	2021	430,000	3,496,819	503,189	327,600	9,126	4,766,734
Financial Officer(5)	2020	480,000	1,598,340	673,878	312,000	8,976	3,073,194
Andrew J. Greenfield	2022	345,340	1,737,360	293,737	450,366	9,240	2,836,043
Executive Vice President and	2021	301,454	3,010,116	377,276	328,095	9,126	4,026,067
Chief Commercial Officer(5)	2020	336,507	1,598,340	673,878	201,904	8,976	2,819,605
David M. Weber	2022	450,307	762,786	508,919	555,986	9,240	2,287,238
Former Senior Vice President and	2021	350,363	3,065,037	385,290	394,988	9,126	4,204,804
Chief Operating Officer	2020	442,564	1,331,950	577,610	300,943	8,976	2,662,043
Marc A. Began	2022	395,887	1,444,960	303,262	413,513	9,240	2,566,862
Executive Vice President, General Counsel(5)	2021	342,656	3,212,914	394,922	326,081	9,126	4,285,699
(1)

Amounts shown represent the aggregate grant date fair value of awards of PSUs and time-based RSUs made to the named executive officer in the applicable fiscal year, as computed in accordance with FASB ASC Topic 718. The underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for our fiscal year ended March 31, 2022, included in our 2022 Annual Report. As required by SEC rules, stock awards are reported in the year of grant. For fiscal 2022, fiscal 2021 and fiscal 2020, the grant date fair value of PSUs as reported assumed performance at the target payout level. As required by SEC rules, the grant date fair value of the PSUs at the maximum payout levels in fiscal 2022 for each named executive officer is as follows: for Mr. Minogue, $10,359,732; for Mr. Trapp, $2,924,000; for Mr. Greenfield, $2,942,000; for Dr. Weber, $0; and for Mr. Began, $2,193,000. For more information, see “Compensation Discussion and Analysis—Fiscal 2021 Long-Term Incentive Awards.”

(2)

Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer, computed in accordance with FASB ASC Topic 718. Fair value is calculated using the Black-Scholes value on the grant date. As required by SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for our fiscal year ended March 31, 2022, included in our 2022 Annual Report.

(3)

Reflects amounts that were earned under our annual cash incentive plan for fiscal 2022, fiscal 2021 and fiscal 2020 performance and that were determined and paid during the first quarter of each following fiscal year.

(4)

Includes the following for the relevant fiscal years: (a) 401(k) contributions by the Company, which were (i) for Mr. Minogue, $8,700 in 2022, $8,550 in 2021 and $8,400 in 2020; (ii) for Mr. Trapp, $8,700 in 2022, $8,550 in 2021 and $8,400 in 2020; (iii) for Mr. Greenfield, $8,700 in 2022, $8,550 in 2021 and $8,400 in 2020; (iv) for Dr. Weber, $8,700 in 2022, $8,550 in 2021 and $8,400 in 2020; and (v) for Mr. Began, $8,700 in 2022 and $8,550 in 2021; and (b) life insurance premium payments by the Company, which were, for all named executive officers, $540 in 2022 and $576 in prior reported years.

(5)	Messrs. Trapp, Greenfield and Began each became an Executive Vice President effective April 1, 2022.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2022.

	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
Name		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Minogue	5/25/2021	1,543,450	3,086,901
	5/25/2021			n/a	14,172	35,430				4,143,893
	5/25/2021						8,503			2,413,832
	5/25/2021							30,000	283.88	3,072,561
Todd A. Trapp	5/25/2021	318,240	636,480
	5/25/2021			n/a	4,000	10,000				1,169,600
	5/25/2021						2,021			573,721
	5/25/2021							3,737	283.88	382,739
Andrew J. Greenfield	5/25/2021	259,952	519,903
	5/25/2021			n/a	4,000	10,000				1,169,600
	5/25/2021						2,000			567,760
	5/25/2021							2,868	283.88	293,737
David M. Weber	5/25/2021	383,703	767,406
	5/25/2021						2,687			762,786
	5/25/2021							4,969	283.88	508,919
Marc A. Began	5/25/2021	218,790	437,580
	5/25/2021			n/a	3,000	7,500				877,200
	5/25/2021						2,000			567,760
	5/25/2021							2,961	283.88	303,262
(1)

Reflects the dates on which the Compensation Committee approved the target fiscal 2022 annual cash incentive awards or the grants of PSUs, time-based RSUs or stock options, as applicable. No named executive officer paid any amount to us in consideration for the grant of any PSUs, time-based RSUs or stock options.

(2)

Represents potential target and maximum cash payouts set at the beginning of the fiscal year under our fiscal 2022 Annual Incentive Plan. There are no threshold cash payout levels under the fiscal 2022 Annual Incentive Plan. The amounts actually paid with respect to fiscal 2022 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” For information on the formula and/or criteria used to determine the amounts paid under these fiscal 2022 grants, see “Compensation Discussion and Analysis—Fiscal 2022 Annual Incentive Plan.”

(3)

The grants to each named executive officer represent shares of our common stock subject to PSUs granted under our 2015 Plan, eligible to be earned based on the achievement of certain goals, and, in the case of the COVID-19 recovery grants made on November 5, 2020, subject to time-based vesting once earned. There are no threshold payout levels under the annual PSU grants made on May 29, 2020. For information on the performance conditions used in determining the amounts to be paid out for and the vesting schedule of PSU grants made in fiscal 2022, see “Compensation Discussion and Analysis—Fiscal 2022 Long-Term Incentive Awards.”

(4)

Represents shares of our common stock subject to time-based RSU awards granted under our 2015 Plan that are subject to ratable time-based vesting over three years on each anniversary of the date of grant.

(5)	Represents stock options to purchase shares of our common stock granted under our 2015 Plan that are subject to ratable time-based vesting over three years on each anniversary of the date of grant.
(6)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 14 to our consolidated financial statements, included in our 2022 Annual Report. The grant date fair value of PSUs is determined based on the probable outcome of the performance conditions associated with the awards (i.e., target). The actual amount of compensation that may be earned by the named executive officer depends on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(3)
Michael R. Minogue	85,000	—	21.55	5/14/2024	27,173	9,000,785	31,784	10,528,132
	35,000	—	66.25	5/13/2025
	30,500	—	99.62	5/24/2026
	33,000	—	134.51	5/15/2027
	30,000	—	381.97	5/16/2028
	33,333	16,667	266.39	5/30/2029
	6,966	13,392	223.90	5/29/2030
	—	30,000	283.88	5/25/2031
Todd A. Trapp	4,666	2,334	266.39	5/30/2029	7,843	2,597,915	9,200	3,047,408
	2,176	4,354	223.90	5/29/2030
	—	3,737	283.88	5/25/2031
Andrew J. Greenfield	5,000	—	99.62	5/24/2026	7,139	2,364,722	8,300	2,749,292
	6,500	—	134.51	5/15/2027
	4,000	—	381.97	5/16/2028
	4,666	2,334	266.39	5/30/2029
	1,632	3,264	223.90	5/29/2030
	—	2,868	283.88	5/25/2031
David M. Weber	10,000	—	66.25	5/13/2025	8,197	2,715,174	4,056	1,343,509
	7,000	—	99.62	5/24/2026
	8,000	—	134.51	5/15/2027
	6,500	—	381.97	5/16/2028
	4,000	2,000	266.39	5/30/2029
	1,666	3,334	223.90	5/29/2030
	—	4,969	283.88	5/25/2031
Marc. A Began	4,666	2,334	266.39	5/30/2029	7,658	2,536,636	8,400	2,782,416
	1,708	3,417	223.90	5/29/2030
	—	2,961	283.88	5/25/2031
(1)

The stock options with an exercise price of $266.39, $223.90 and $283.88 vest in equal installments over three years on each anniversary of the following respective grant dates: May 30, 2019, May 29, 2020 and May 25, 2021.

(2)

Represents the following number of time-based RSUs, one-third of which were eligible to vest on May 29, 2021 (and did vest), one-third of which were eligible to vest on May 29, 2022 (and did vest) and one-third of which are eligible to vest on May 29, 2023, subject to the executive’s continued employment through each such date: Mr. Minogue, 7,045 RSUs; Mr. Trapp, 2,334 RSUs; Mr. Greenfield, 1,651 RSUs; Dr. Weber, 2,022 RSUs; and Mr. Began, 2,170 RSUs. Represents the following number of time-based RSUs, one-third of which were eligible to vest on May 25, 2022 (and did vest), one-third of which were eligible to vest on May 25, 2023, and one-third of which are eligible to vest on May 29, 2023, subject to the executive’s continued employment through each such date: Mr. Minogue, 8,503 RSUs; Mr. Trapp, 2,021 RSUs; Mr. Greenfield, 2,000 RSUs; Dr. Weber, 2,687 RSUs; and Mr. Began, 2,000 RSUs. Represents the following number of RSUs that performance vested on fiscal 2020 milestone criteria, one-half of which were eligible to vest on November 5, 2021 (and did vest) and one-half of which were eligible to vest on November 5, 2022, subject to the executive’s continued employment through each such date: Mr. Minogue, 11,625 RSUs; Mr. Trapp, 3,488 RSUs; Mr. Greenfield, 3,488 RSUs; Dr. Weber, 3,488 RSUs.

(3)	The market value of unvested shares of RSUs or unearned/unvested PSUs is based on $331.24, the closing market price of our common stock on March 31, 2022, the last trading day of fiscal 2022.
(4)	Pursuant to SEC rules, represents the number of PSUs that were eligible to performance vest at the target performance level based on fiscal 2021 and fiscal 2022 award performance milestones.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and shares acquired upon the vesting of RSU and PSU stock awards held by them during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	85,000	26,945,418	29,030	8,796,669
Todd A. Trapp	—	—	7,446	2,429,776
Andrew J. Greenfield	—	—	6,172	1,953,913
David M. Weber	23,825	6,786,212	7,388	2,283,462
Marc A. Began	—	—	5,150	1,728,482
(1)

The value realized on exercise of stock option awards is based on the difference between the average weighted price at which the shares of common stock were sold on the date of exercise of the stock option award and the exercise price of the stock option.

(2)	The value realized on vesting of stock awards granted is based on the closing market price of our common stock on the date prior to vesting.

Narrative Supplement to Compensation Tables

Employment Arrangements with our Named Executive Officers

For each of our named executive officers, other than our Chief Executive Officer, the initial economic terms of his employment were set forth in an offer letter. Their current base salaries, annual cash incentives and equity grants are described above in “Compensation of Executive Officers.”

Additionally, Mr. Trapp, Dr. Weber, Mr. Greenfield and Mr. Began entered into our standard nondisclosure and noncompetition agreement, which contains provisions on the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that, as the executive officer is employed at will, we may terminate him with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28 days’ prior notice.

Michael R. Minogue

On April 5, 2004, we entered into an employment agreement with Michael R. Minogue in which we agreed to employ him as our President and Chief Executive Officer. At that time, the Company’s market capitalization was $193 million, which is 78 times lower than its market capitalization as of March 31, 2022. Mr. Minogue’s employment agreement provides that our Compensation Committee will review Mr. Minogue’s base salary and target bonus on an annual basis. In addition, the agreement provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. For two years following the termination of his employment, Mr. Minogue is also subject to covenants that prohibit him from (1) soliciting the Company’s customers, suppliers, employees or other affiliated persons and (2) engaging in competitive activities. The employment agreement has an indefinite term and is terminable by either party upon notice to the other.

Change of Control Agreements with Named Executive Officers

Michael R. Minogue

We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work regardless of any impending change of control. In April 2004, the Company had a market capitalization of $193 million, which is 78 times lower than its market capitalization as of March 31, 2022, and the terms of Mr. Minogue’s agreement reflect the significant risks associated with assuming leadership of the Company at that time. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for 24 full months in the same or a similar position at an annual base salary equal to at least 12 times the highest monthly base salary received within the last 12 months prior to the change of control and an annual cash incentive award equal to his average cash award over the last three fiscal years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. If Mr. Minogue is still employed at the end of this six-month period following a change of control, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason.

If we terminate Mr. Minogue’s employment without cause, or Mr. Minogue terminates his employment for good reason, he will be entitled to receive cash severance payments equal to 2.99 times his base amount (as defined in Section 280(G)(b)(3) of the Code). For up to 18 months following any such termination, we are also required to provide for continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. Additionally, upon such a termination, the vesting of all of Mr. Minogue’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. In the event that Mr. Minogue is obligated to pay any excise or payroll-related taxes, including interest and penalties, under Section 4999 of the Code, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excise taxes, interest and penalties.

Todd A. Trapp

We entered into a change of control severance agreement with Todd A. Trapp on April 6, 2018, when he became our Vice President and Chief Financial Officer. The agreement provides that if, within two years from the date of the consummation of a change of control, we terminate Mr. Trapp without “cause” (other than in connection with the sale of some or all of the assets of the Company) or Mr. Trapp terminates his employment for “good reason,” we must pay certain severance and other benefits. These severance and benefits payments include: (i) base salary continuation payments for 24 months following the date of termination; (ii) provided Mr. Trapp makes a timely election for COBRA coverage, reimbursement for medical insurance premiums for 24 months following the termination date, unless Mr. Trapp earlier receives medical coverage through another employer; (iii) reasonable outplacement assistance with an aggregate cost of up to $10,000; and (iv) accelerated vesting of all outstanding stock options, stock appreciation rights, and restricted stock held by Mr. Trapp as of his termination date.

If, in connection with a change of control, the Board or the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights or RSUs, any stock options and stock appreciation rights held by Mr. Trapp will accelerate and become exercisable 10 days prior to the change of control, and all RSUs held by Mr. Trapp will accelerate and vest immediately prior to the change of control.

Andrew J. Greenfield

We entered into a change of control severance agreement with Andrew J. Greenfield in September 2008. The agreement provides that, following a change of control, the Company will continue to employ Mr. Greenfield for two years with a position (including status, offices, titles and reporting requirements), authority, duties and responsibilities that are at least commensurate in all material respects with the most significant of those held by Mr. Greenfield during the 180-day period immediately prior to such change of control, at the location where he was employed immediately prior to the change of control or within 35 miles from such location. During this period, we will also be obligated to pay: (i) annual base salary equal to at least 12 times the highest monthly base salary paid or payable to Mr. Greenfield within the 12-month period prior to the month in which the change of control occurs, (ii) annual cash bonus at least equal to his target bonus for the fiscal year in which the change of control occurs, (iii) entitlement to participate in plans or policies applicable to his peer executives at the Company on terms no less favorable to such benefits provided to Mr. Greenfield during the one-year period prior to the change of control, and (iv) entitlement to reimbursement for reasonable business expenses and fringe and other benefits (including payment of up to $10,000 in outplacement assistance fees upon Mr. Greenfield’s termination without “cause” or his resignation). In addition, Mr. Greenfield agrees to remain employed by the Company for six months following a change of control to assist in the transition caused by the change of control on the same terms described above and with all of the same compensation and benefits described above in accordance with the most favorable plans, practices, policies and programs. If, in connection with a change of control, the Board or the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights or RSUs, any unvested stock options and stock appreciation rights held by Mr. Greenfield will accelerate and become exercisable 10 days prior to the change of control, and any unvested RSUs held by Mr. Greenfield will accelerate and vest immediately prior to the change of control.

During the two-year period after a change in control, Mr. Greenfield can terminate his employment for “good reason,” and the Company can terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Greenfield or his family upon a qualifying termination during this period or for a termination due to an anticipated change of control. If during this period the Company terminates Mr. Greenfield’s employment without cause, or Mr. Greenfield resigns (other than during the six-month period following a change of control), he will be entitled to receive the following from the Company: (i) a lump-sum cash severance payment equal to two times his annual base salary and target bonus; (ii) continuation of medical and dental benefits on terms at least equal to those in effect before the change of control, which may become secondary benefits if Mr. Greenfield becomes eligible for such benefits under another employer’s plans or may be converted into tax-adjusted payments of an equivalent amount if the plans do not allow for Mr. Greenfield’s continued participation; (iii) reimbursement of up to $10,000 in fees paid for outplacement benefits and any other payments or benefits for which Mr. Greenfield or his family would be eligible and that generally apply to Mr. Greenfield’s peer executives at the Company and their families; and (iv) only if the Company terminates Mr. Greenfield without cause or he resigns for good reason, all remaining unvested stock options or stock appreciation rights will immediately and automatically become exercisable and all RSUs will fully vest. In the event that Mr. Greenfield is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Code, the Company will make a “gross-up” payment to Mr. Greenfield such that he will receive an after-tax amount that equals the total amount of all excise taxes, income taxes, interests and penalties.

David M. Weber

On August 13, 2008, we entered into a change of control agreement with Dr. Weber. Under the change of control agreement, if we terminate Dr. Weber’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreement, or if the executive terminates his employment with us for good reason during the 18-month period beginning six months after a change of control, Dr. Weber will be entitled to a lump sum payment equal to two times the sum of the executive’s then-effective annual base salary plus his target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to Dr. Weber and his family. Additionally, upon such a termination, the vesting of all of Dr. Weber’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights and RSUs, all such awards then outstanding and held by Dr. Weber will accelerate and vest immediately prior to the change of control.

Marc A. Began

We entered into a change of control severance agreement with Marc A. Began on November 1, 2018. The agreement provides that if, within two years from the date of the consummation of a change of control, we terminate Mr. Began without “cause” (other than in connection with the sale of some or all of the assets of the Company) or Mr. Began terminates his employment for “good reason,” we must pay certain severance and other benefits. These severance and benefits payments include: (i) base salary continuation payments for 24 months following the date of termination; (ii) a prorated annual target bonus for the calendar year in which such termination occurred, and an amount equal to two times his target bonus as in effect immediately prior to such termination payable in equal installments over the 24 months following such termination; (iii) provided Mr. Began makes a timely election for COBRA coverage, reimbursement for medical insurance premiums for 24 months following the termination date, unless Mr. Began earlier receives medical coverage through another employer; (iv) reasonable outplacement assistance with an aggregate cost of up to $10,000; and (v) accelerated vesting of all outstanding stock options, stock appreciation rights and RSUs held by Mr. Began as of his termination date.

If, in connection with a change of control, the Board or the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights and RSUs, any stock options and stock appreciation rights held by Mr. Began will accelerate and become exercisable 10 days prior to the change of control, and all RSUs held by Mr. Began will accelerate and vest immediately prior to the change of control.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2022, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Name and Triggering Events Following Change of Control	Severance ($)	Acceleration of Stock Options ($)(1)	Acceleration of RSUs ($)(2)	Acceleration of Performance Units ($)(3)	Benefits Continuation and Outplacement ($)	Tax Reimbursement ($)(4)	Total ($)(5)
Michael R. Minogue
Automatic acceleration of options upon a change of control(6)	-	1,080,855	-	-	-	-	1,080,855
Continues employment for six months(7)	-	3,997,116	-	-	-	-	3,997,116
Termination by us other than for cause or by executive for good reason(8)	152,655,185	3,997,116	10,459,235	9,799,073	34,978	63,205,718	240,151,305
Todd A. Trapp
Automatic acceleration of options upon a change of control(9)	-	151,360	-	-	-	-	151,360
Termination by us other than for cause or by executive for good reason(8)	979,200	795,702	3,028,527	2,832,102	49,970	-	7,685,501
Andrew J. Greenfield
Automatic acceleration of options upon a change of control(10)	-	151,360	-	-	-	-	151,360
Termination by us other than for cause or by executive for good reason(8)	1,213,108	637,546	2,720,805	2,571,416	49,970	-	7,192,845
David M. Weber
Automatic acceleration of options upon a change of control(11)	-	151,360	-	-	-	-	151,360
Termination by us other than for cause or by executive for good reason(8)	1,670,236	722,904	3,051,051	1,175,571	49,970	-	6,669,732
Marc A. Began
Automatic acceleration of options upon a change of control(12)	-	151,360	-	-	-	-	151,360
Termination by us other than for cause or by executive for good reason(8)	1,233,180	658,374	2,901,000	2,268,994	49,970	-	7,111,518
(1)

Represents the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $331.24, which was the closing market price of our common stock on March 31, 2022. This value is based on the difference between such price and the exercise price of the accelerated stock options. All stock options held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or if the executive terminates employment for good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months. In the case of all named executive officers, the stock options will also vest in full if our Board of Directors or Compensation Committee exercises its discretion to cancel outstanding stock options in a change of control.

(2)

Represents the estimated value of the acceleration of the vesting of certain RSUs held by the executives, assuming a stock price of $331.24, which was the closing market price of our common stock on March 31, 2022. Additional detail about such acceleration is described in the footnotes below.

(3)

Represents the estimated value of the acceleration of the vesting of certain PSUs (assuming payout at target) held by the executives, assuming a stock price of $331.24, which was the closing market price of our common stock on March 31, 2022. Additional detail about such acceleration is described in the footnotes below.

(4)

Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Code. The other named executive officers, with the exception of Mr. Trapp and Mr. Began, are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Code, but subject to other limitations on the amount of gross-up for the excise tax.

(5)

Does not include amounts the executive would be entitled to if his employment was terminated due to death or disability. Each executive or his estate is, upon the executive’s termination due to death or disability, entitled to receive the executive’s earned but unpaid compensation as well as benefits at least equal to the most favorable family benefits provided by the Company to surviving families of peer executives.

(6)	Reflects the value of outstanding stock option awards granted to Mr. Minogue on May 20, 2019, which by their terms vest in a full change of control of the Company.
(7)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.

(8)

Assumes that termination occurs on March 31, 2022, and all unvested equity is accelerated and vested. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2022, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Also includes outplacement of up to $5,000 in the case of Mr. Minogue, and $10,000 in the case of the named executive officers other than Mr. Minogue. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each named executive officer.

(9)	Reflects the value of all outstanding stock option awards granted to Mr. Trapp on May 30, 2019, which by their terms vest in full upon a change of control of the Company.
(10)	Reflects the value of all outstanding stock option awards granted to Mr. Greenfield on May 30, 2019, which by their terms vest in full upon a change of control of the Company.
(11)	Reflects the value of all outstanding stock option awards granted to Dr. Weber on May 30, 2019, which by their terms vest in full upon a change of control of the Company.
(12)	Reflects the value of all outstanding stock option awards granted to Mr. Began on May 30, 2019, which by their terms vest in full upon a change of control of the Company.

  CHIEF EXECUTIVE OFFICER PAY RATIO

Pursuant to the Dodd-Frank Act and related SEC rules, we are required to disclose the annual total compensation of our Chief Executive Officer, Mr. Minogue, the annual total compensation of our employees other than Mr. Minogue and the ratio of these two amounts. For fiscal 2022:

•	The estimated annual total compensation for the median employee of the Company (excluding Mr. Minogue) was $131,893; and

•	Mr. Minogue’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $12,665,992.

Based on this information for fiscal 2022, we estimate that the ratio of the annual total compensation of Mr. Minogue to the median annual total compensation of our employees (other than Mr. Minogue) was approximately 96 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions regarding their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company. Unless stated below, we have not applied any such exclusions.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. Minogue, we took the following steps:

•

We determined that, as of January 31, 2022, our employee population consisted of individuals located primarily in the United States, Germany and Japan, including full- and part-time employees. We selected January 31, 2022 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•	To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees (excluding Mr. Minogue) plus target annual cash bonus figures.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

•

We combined all of the elements of the median employee’s compensation for fiscal 2022 in accordance with applicable SEC rules (all compensation as would be disclosed in the Summary Compensation Table if the employee were a named executive officer), resulting in annual total compensation of $128,624. The difference between such employee’s annual total compensation as used for purposes of determining our median employee and as used for purposes of determining our Chief Executive Officer pay ratio was approximately $3,269, which reflects that, for purposes of determining our Chief Executive Officer pay ratio, the median employee’s annual total compensation included certain benefits.

•	With respect to the annual total compensation of Mr. Minogue, we used the amount reported in the “Total Compensation” column of the Summary Compensation Table for fiscal 2022.

  EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2022 regarding securities authorized for issuance under our equity compensation plans. Our equity compensation plans under which awards may currently be granted include the 2015 Plan and our Amended & Restated 1988 Employee Stock Purchase Plan (the “ESPP”), both of which have been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	902,387	(1)	$178.54	(2)	3,124,705	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	902,387				3,124,705
(1)

Consists of the following amounts under the 2015 Plan: 595,387 shares of common stock underlying outstanding stock options; 307,000 shares of common stock deliverable upon the vesting of outstanding time-vesting RSUs and earned PSUs; and 116,829 shares of common stock deliverable upon the vesting of unearned PSUs at the target payout level (which would have been 248,644 assuming a payout at the maximum level).

(2)	The weighted-average exercise price only includes all outstanding stock options.
(3)	Consists of 3,033,652 securities available for future issuance under the 2015 Plan and 91,053 securities available for future issuance under the ESPP.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on June 13, 2022, there were 45,625,789 shares of our common stock issued and outstanding and entitled to vote. The following table provides information, as of June 13, 2022, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our “named executive officers” listed in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

This information is based upon information received from or on behalf of the individuals named therein. Unless otherwise noted, the address for each individual is c/o ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Name(1)	Number of Shares of Common Stock Beneficially Owned	Shares of Common Stock Subject to Right to Acquire Within 60 Days	Total Number of Shares of Common Stock Beneficially Owned	Percent of Class
Five-Percent-or-More Beneficial Owners
The Vanguard Group, Inc.(2)	4,842,984	—	4,842,984	10.64%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	4,592,566	—	4,592,566	10.1%
55 East 52nd St. New York, NY 10055
Baillie Gifford & Co(4)	3,839,980	—	3,839,980	8.44%
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK
Wellington Management Group LLP(5)	2,461,221	—	2,461,221	5.41%
280 Congress St. Boston, MA 02210
Directors and Named Executive Officers(6)
Michael R. Minogue(7)	519,286	287,432	806,718	1.8%
Marc A. Began	5,699	11,403	17,102	*
Andrew J. Greenfield(8)	54,997	26,720	81,717	*
Todd A. Trapp	8,691	12,599	21,290	*
David M. Weber(9)	136,894	24,990	161,884	*
Paula A. Johnson	138	625	763	*
Dorothy E. Puhy(10)	13,925	625	14,550	*
Jeannine M. Rivet	8,660	625	9,285	*
Myron L. Rolle	152	625	777	*
Eric A. Rose	14,210	625	14,835	*
Martin P. Sutter	125,765	625	126,390	*
Paul G. Thomas	6,283	625	6,908	*
Christopher D. Van Gorder	6,419	625	7,044	*
All current executive officers and directors as a group (13 persons)(11)	769,592	354,607	1,124,199	2.5%
*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)

Based on information provided in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2022, in its capacity as investment adviser of various funds. The Vanguard Group, Inc. has sole voting power with respect to zero shares, sole dispositive power with respect to 4,656,177 shares, shared voting power with respect to 76,211 shares and shared dispositive power with respect to 186,807 shares.

(3)

Based on information provided in a Schedule 13G/A filed by BlackRock, Inc. on January 10, 2022. BlackRock, Inc. has sole voting power with respect to 4,101,698 shares of common stock and sole dispositive power with respect to 4,592,566 shares.

(4)

Based on information provided in a Schedule 13G/A filed by Baillie Gifford & Co on January 18, 2022. Baillie Gifford & Co has sole voting power with respect to 3,452,353 shares of common stock and sole dispositive power with respect to 3,839,980 shares.

(5)

Based on information provided in a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”), and Wellington Management Company LLP (“Wellington Company”) on February 4, 2022. Wellington, Wellington Holdings and Wellington Advisors have shared voting power with respect to 2,234,456 shares and shared dispositive power with respect to 2,461,221 shares. Wellington Company has shared voting power with respect to 2,218,455 shares and shared dispositive power with respect to 2,434,160 shares.

(6)

Shares are deemed to be beneficially owned due to the individual’s right to acquire the shares upon the exercise of outstanding stock options or vesting of RSUs within 60 days from June 13, 2022 or upon termination of service other than for death, disability or involuntary termination.

(7)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 31, 2022, shares beneficially owned by Mr. Minogue include 283,365 shares of common stock beneficially owned indirectly through trusts.

(8)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on May 31, 2022, shares beneficially owned by Mr. Greenfield include 12,032 shares of common stock beneficially owned indirectly through a trust.

(9)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on April 4, 2022, shares beneficially owned by Dr. Weber include 15,497 shares of common stock beneficially owned indirectly through a trust. Dr. Weber retired as an executive officer effective March 31, 2022, at the end of our fiscal year.

(10)

Based on information provided in a Form 4 filed pursuant to Section 16(a) of the Exchange Act on August 13, 2021, shares beneficially owned by Ms. Puhy include 11,335 shares of common stock beneficially owned indirectly through a trust.

(11)

Includes shares beneficially owned by Michael R. Minogue, Dorothy E. Puhy, Jeannine M. Rivet, Eric A. Rose, Martin P. Sutter, Paul G. Thomas, Christopher D. Van Gorder, Myron L. Rolle, Paula A. Johnson, Andrew J. Greenfield, Marc A. Began, Todd A. Trapp and Matthew T. Plano.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. Pursuant to this charter, the Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. GAAP. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes and to oversee the appointment, retention, compensation, review of qualifications and independence, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, but not to verify independently the information provided to the Audit Committee. A brief description of the primary responsibilities of the Audit Committee is included under the heading “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors—Audit Committee.”

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2022, the audited financial statements for the fiscal year ended March 31, 2022. To oversee management’s testing and evaluation of the Company’s internal control over financial reporting, the Audit Committee also received periodic updates on this topic provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting. The Audit Committee met with Deloitte & Touche LLP, with and without the Company’s management present, to discuss the overall scope and plan of the audit, the results of the audit and the independent registered public accounting firm’s evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, we received from Deloitte & Touche LLP written disclosures and the letter required by applicable requirements of the PCAOB and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its 2022 Annual Report for filing with the SEC.

Audit Committee

Dorothy E. Puhy (Chair)

Jeannine M. Rivet

Eric A. Rose

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees of Independent Registered Public Accounting Firm

The following table shows fees for professional audit services, billed to us by Deloitte & Touche LLP, including its affiliates, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2022 and 2021, and fees billed to us by Deloitte & Touche LLP for other services provided during such fiscal years:

Fee Category	Year ended 3/31/2022	Year ended 3/31/2021
Audit fees	$1,395,483	$1,368,765
Tax fees	$264,438	$216,972
All other fees	$2,000	$2,000
Total fees	$1,661,921	$1,587,737

Audit fees.   Audit fees include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of our consolidated financial statements and its reviews of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of the effectiveness of our internal control over financial reporting and its engagements and services associated with the issuance of consents on SEC registration statements.

Tax fees.   Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP, except those services specifically related to the audit of our consolidated financial statements, and include fees for tax compliance, tax planning and advice.

All other fees.   All other fees include the aggregate fees recognized for services provided by Deloitte & Touche LLP (including our subscription to the firm’s accounting research tool), other than audit, audit-related and tax services.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during fiscal 2022 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services, as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services provided by our independent registered public accounting firm, except for de minimis activities and amounts under circumstances as permitted by applicable SEC rules and Section 10A(1) of the Exchange Act. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that the firm would be prohibited from providing under applicable securities laws.

In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee endeavors to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee at its next scheduled meeting of each decision to permit our independent registered public accounting firm to perform non-audit services. All audit and other services provided by Deloitte & Touche LLP were pre-approved for each of the last two fiscal years.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have adopted a written related party transactions policy (the “Related Party Transactions Policy”) pursuant to which all related party transactions, as defined under the rules of the Nasdaq Stock Market and Item 404(a) of Regulation S-K, must receive the approval of the Audit Committee (or, in the event it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest, by other independent directors on our Board). The Related Party Transactions Policy provides that, in approving or rejecting a related party transaction, the Audit Committee may consider all facts and information that are available and deemed relevant by the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.

In addition to the Related Party Transaction Policy, the Code of Conduct contains a conflict of interest section prohibiting specified conflict of interest transactions, including, for example, serving as a director, officer or employee of or contractor of any competitor or any entity that seeks to do business with the Company or having a substantial undisclosed direct or indirect interest in any entity that seeks to do business with the Company.

Mr. Van Gorder, a member of our Board, is Chief Executive Officer of Scripps Health, which purchases our products and services. We recognized $1.9 million in revenue from Scripps Health during fiscal 2022, which represented less than 1% of our revenues for such year. We expect that Scripps Health will continue to purchase our products in the future. Other than these transactions with Scripps Health, there were no related party transactions in fiscal 2022 as required to be reported under Item 404(a) of Regulation S-K.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, as well as persons who own more than 10% of our common stock (“ten-percent stockholders”), file reports of ownership and changes of ownership in our common stock and other equity securities with the SEC.

Based solely on a review of the copies of Forms 3, 4 and 5 filed with the SEC and on written representations from certain reporting persons, we believe that during fiscal 2022, our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements on a timely basis. To date in fiscal 2023, a Form 4 filed on behalf of Ms. Johnson on April 29, 2022, was not filed on a timely basis due to administrative oversight and a Form 4 filed on behalf of Mr. Plano on June 1, 2022, was not filed on a timely basis due to a delay by the SEC in issuing Mr. Plano’s new CIK number to the Company.

GENERAL AND OTHER INFORMATION

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits officers, directors, employees and contract employees of the Company and its subsidiaries from trading the Company’s securities during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information. As discussed in “Compensation Discussion and Analysis,” the policy also prohibits insiders (including all executive officers, employees and directors) from hedging their ownership of our securities, engaging in short sales with respect to our securities or pledging our securities.

Other Proposed Action for 2022

Our Board of Directors knows of no other business to come before the 2022 Annual Meeting. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies pursuant to Rule 14a-4(c) under the Exchange Act.

Householding of Proxy Materials

The SEC permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra conveniences for stockholders and cost savings for companies.

Some brokers household our proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of our annual report to stockholders for the fiscal year ended March 31, 2022 and copies of our annual report on Form 10-K for the fiscal year ended March 31, 2022 as filed with the SEC (referred to in this Proxy Statement as the “2022 Annual Report”) are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Stockholder Proposals for 2023

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders should follow the procedures prescribed in Rule 14a-8 under the Exchange Act. Those procedures require that we receive a stockholder proposal in writing no later than March 1, 2023 in order for such proposal to be included in our proxy materials. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Executive Vice President, General Counsel and Secretary.

Under our bylaws, stockholders have a right of proxy access. This bylaw enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under bylaw Section 2.4(c), a stockholder (or group of up to 20 stockholders) who has continuously owned at least 3% of the outstanding shares of our common stock for at least three consecutive years may nominate up to 20% of our Board of Directors (but in any event at least two directors) and have such nominee(s) included in our proxy statement, if the stockholder(s) and the nominee(s) satisfy the applicable requirements set forth in our bylaws, including submitting a nomination notice. The nomination notice must be received by us at our principal executive offices no later than the close of business on the 120th day before the one-year anniversary of the 2022 Annual Meeting and no earlier than the close of business on the 150th day before the one-year anniversary of the 2022 Annual Meeting. In the event the 2023 Annual Meeting of Stockholders is held more than 30 days before or more than 60 days after the one-year anniversary of the 2022 Annual Meeting, the nomination notice must be received by us at our principal executive offices not later than the close of business on the later of the 120th day before the scheduled date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Executive Vice President, General Counsel and Secretary.

Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2023 Annual Meeting of Stockholders (but do not wish to include such nomination or proposal in our proxy materials) must give us timely notice. To be timely, the notice must be received by us at our principal executive offices no later than the close of business on the 90th day before the one-year anniversary of the 2022 Annual Meeting and no earlier than the close of business on the 120th day before the one-year anniversary of the 2022 Annual Meeting. In the event the 2023 Annual Meeting of Stockholders is held more than 30 days before or more than 60 days after the one-year anniversary of the 2022 Annual

Meeting, the notice must be received by us at our principal executive offices not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. Written requests should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Executive Vice President, General Counsel and Secretary.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the solicitation by the Board of proxies to be voted at the 2022 Annual Meeting, and at any postponements or adjournments of the 2022 Annual Meeting. We have either (i) delivered to you a notice of annual meeting (a “Notice”) and made this Proxy Statement and our annual report to stockholders for the fiscal year ended March 31, 2022 (the “Proxy Materials”) available to you on the Internet or (ii) delivered printed versions of these materials, including a proxy card, to you by mail.

What am I voting on, how many votes are required to approve each proposal, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote.

Proposal	Vote Required	Voting Options	Board Recommendation(2)	Broker Discretionary Voting Allowed(3)	Impact of Abstain Vote
Proposal No. 1 - Election of the three Class III director nominees listed in this Proxy Statement	Plurality of votes cast, with director resignation policy.(1)	“FOR” “WITHHOLD”	“FOR”	No	N/A

Proposal No. 2 - Non-binding, advisory vote to approve the compensation of our named executive officers	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None

Proposal No. 3 - Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2023	Majority of votes cast	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	None

(1)

We have adopted a director resignation policy that applies in uncontested elections of directors. This means that the plurality standard will determine whether a director nominee is elected, but our resignation policy will require that the number of votes cast “for” a director must exceed the number of votes “withheld” from the director, or the director must submit his or her resignation. The Governance and Nominating Committee of the Board of Directors (the “Governance and Nominating Committee”) would then consider whether to recommend that the Board of Directors accept or reject the resignation. See “The Board of Directors and Certain Governance Matters—Director Resignation Policy” below for additional details.

(2)	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.
(3)

A broker non-vote will not count as a vote “for” or “against” a director and will have no effect on the outcome of the election of the three director nominees disclosed in Proposal No. 1 or on the outcome of Proposal No. 2. If a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the 2022 Annual Meeting is required in order to approve the proposal as described in the column “Vote Required” above, then a broker non-vote will have the same effect as a vote “against” Proposal No. 3.

How do I vote my shares without attending the 2022 Annual Meeting?

If you are a stockholder of record (meaning your shares of our common stock are registered directly with our transfer agent, American Stock Transfer & Trust Company, LLC), you may vote by granting a proxy. Specifically, you may vote:

•

by Internet—you may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or proxy card in order to vote by Internet.

•

by Telephone—you may submit your proxy by calling 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

•

by Mail—you may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity.

If you hold your shares in “street name” through a bank, broker or other nominee, you may vote by submitting voting instructions to your broker or agent to obtain instructions on how to register for and be admitted to the 2022 Annual Meeting. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

How do I vote my shares in person at the 2022 Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the 2022 Annual Meeting. Then, if you are a stockholder of record and prefer to vote your shares at the 2022 Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the 2022 Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares in person.

Who is entitled to vote?

Stockholders as of the close of business on June 13, 2022 (the “Record Date”) may vote at the 2022 Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee on how to vote their shares.

What constitutes a quorum?

A majority in interest of all stock issued, outstanding and entitled to vote at a meeting must be present or represented by proxy to constitute a quorum at the 2022 Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 45,625,789 shares of the Company’s common stock (the “common stock”) were outstanding, and each share of common stock is entitled to one vote at the 2022 Annual Meeting.

What are the voting deadlines if I do not attend the 2022 Annual Meeting?

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on August 9, 2022 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than August 9, 2022.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may revoke your proxy or change your vote by:

•	changing and submitting your vote by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on August 9, 2022;

•	submitting a properly signed proxy card with a later date that is received no later than August 9, 2022;

•	attending the 2022 Annual Meeting, revoking your proxy and voting in person; or

•

sending a written statement to that effect to the attention of our Executive Vice President, General Counsel and Secretary, at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, provided such statement is received no later than August 9, 2022.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the 2022 Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares in person.

What will be the result if I submit my proxy card without making specific instructions?

If you properly submit your proxy card without making specific instructions, your shares will be voted in the manner recommended by our Board of Directors as follows: “for” each of the three Class III director nominees (Proposal No. 1); “for” the approval of the non-binding, advisory vote on the compensation of our named executive officers (Proposal No. 2); and “for” the ratification of the appointment of our independent registered public accounting firm (Proposal No. 3). If any other matters not included in this Proxy Statement properly come before the meeting, the shares represented by the proxy will be voted by the holders of the proxies in accordance with their best judgment to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The proxy may be removed at any time prior to exercise by the means discussed under “May I revoke my proxy or change my vote?”

What is a “broker non-vote” and how does it affect voting on each proposal?

A “broker non-vote” occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. See below for a discussion of which proposals permit discretionary voting by brokers and the effect of a “broker non-vote.”

What if I receive more than one Notice or proxy card about the same time?

It generally means you hold shares registered in more than one account. Please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

What do I need to be admitted to the 2022 Annual Meeting?

For admission to the 2022 Annual Meeting, you will need a form of valid government-issued personal identification (such as a driver’s license) along with either your Notice, proxy card or proof of stock ownership as of the Record Date to enter the 2022 Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you wish to be admitted to the 2022 Annual Meeting, you must present proof of your ownership of our common stock as of the Record Date, such as a bank or brokerage account statement, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If you are a representative or proxyholder of an entity that owns our common stock, you must present evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial ownership as of the Record Date.

Additionally, we are monitoring the ongoing coronavirus, or COVID-19, pandemic and taking into account the guidance of public health officials and the protocols that federal, state and local governments may impose. The health and safety of our employees, directors, stockholders and other stakeholders are of utmost importance, and we are sensitive to the public health concerns that they may have. We plan to take appropriate safety measures at the meeting. We encourage you to contact the venue for any updated guidelines prior to the meeting if you plan to attend. We also encourage you to vote your shares in advance.

Are there other things I should know if I intend to attend the 2022 Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the 2022 Annual Meeting. Attendees may be subject to security inspections and other security precautions. We reserve the right to limit the number of representatives who may attend the meeting.

Is there a list of stockholders entitled to vote at the 2022 Annual Meeting?

The names of stockholders entitled to vote at the 2022 Annual Meeting will be available at the 2022 Annual Meeting and for 10 days prior to the 2022 Annual Meeting for any purpose germane to the 2022 Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 22 Cherry Hill Drive, Danvers, Massachusetts 01923, by contacting Marc A. Began, our Executive Vice President, General Counsel and Secretary.

Could other matters be decided at the 2022 Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the 2022 Annual Meeting other than those referred to in this Proxy Statement, and the deadline for submitting proposals (including nominees for director pursuant to our proxy access bylaw) under our bylaws has passed. If other matters are properly presented at the 2022 Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Who will pay the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals. In addition, we have hired Morrow Sodali LLC to solicit proxies. We expect to pay Morrow Sodali a fee of $20,000 plus reasonable expenses for these services.

APPENDIX A: NON-GAAP FINANCIAL INFORMATION

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses non-GAAP financial measures as described below. The Company uses these non-GAAP financial measures for financial and operational decision-making and to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods. The Company believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business and financial results.

The Company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company believes it is useful to exclude certain items because such amounts in any specific period may not directly correlate to the underlying performance of its business operations or can vary significantly between periods. The Company believes that non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business. Refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” section below.

The Company uses the following non-GAAP financial measures:

Non-GAAP income from operations: The Company defines non-GAAP income from operations as income from operations, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP operating margin: The Company defines non-GAAP operating margin as operating margin, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP net income and net income per diluted share: The Company defines non-GAAP net income and net income per diluted share as net income and net income per diluted share, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition, the gain recognized on its previously owned minority interest in preCARDIA, unrealized losses/gains on its investment in Shockwave Medical, Inc. and excess tax benefits associated with stock-based compensation. The Company defines non-GAAP earnings-per-share (“EPS”) as non-GAAP net income divided by non-GAAP diluted shares, which are calculated as GAAP weighted average outstanding shares plus dilutive potential shares outstanding during the period.

ABIOMED, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Fiscal Years Ended March 31,
	2022	2021
GAAP income from operations	$140,720	$229,557
Acquired in-process research and development(1)	115,986	—

Non-GAAP income from operations	$256,706	$229,557

GAAP operating margin	13.6%	27.1%
Non-GAAP operating margin	24.9%	27.1%
GAAP net income	136,505	225,525
Acquired in-process research and development(1)	115,986	—
Gain on previously held interest in preCARDIA(2)	(20,980)	—
Gain on investment in Shockwave Medical(3)	(17,322)	(38,379)
Excess tax benefits on stock-based compensation(4)	(10,658)	(12,071)

Non-GAAP net income	$203,530	$175,075

GAAP diluted net income per share	$2.98	$4.94
Acquired in-process research and development(1)	2.53	—
Gain on previously held interest in preCARDIA(2)	(0.46)	—
Gain on investment in Shockwave Medical(3)	(0.38)	(0.84)
Excess tax benefits on stock-based compensation(4)	(0.23)	(0.26)

Non-GAAP diluted net income per share	$4.44	$3.84

GAAP diluted weighted-average shares outstanding	45,881	45,674
Non-GAAP diluted weighted-average shares outstanding	45,881	45,674
(1)

In May 2021, the Company acquired the remaining interest in preCARDIA for $82.8 million. The Company determined that substantially all of the fair value of the acquisition related to the acquired in-process research and development asset, which resulted in accounting for the transaction as an asset acquisition. The fair value of the acquired in-process research and development asset of $115.5 million is primarily comprised of the net consideration paid for the acquired remaining interest of $82.8 million and our previously owned minority interest in preCARDIA of $32.4 million. Since the acquired technology platform is pre-commercial and has not reached technical feasibility as defined by the accounting rules, the cost of the in-process research and development asset was expensed, resulting in a charge of $116 million within the consolidated statements of operations for the fiscal year ended March 31, 2022. During fiscal 2022, the Company made a holdback payment of $0.5 million to former shareholders of preCARDIA.

(2)

The Company recognized a gain of $21 million related to its previously owned minority interest in preCARDIA as described in note (1) above, within the consolidated statements of operations for the fiscal year ended March 31, 2022.

(3)

Amount represents the unrealized gain on investment in Shockwave Medical in each respective period presented. The Company recognized an unrealized gain on investment in Shockwave Medical of $22.9 million ($17.3 million, net of tax) and $50.8 million ($38.4 million, net of tax) within interest and other income, net for the fiscal years ended March 31, 2022 and 2021, respectively.

(4)

Amount represents the impact of excess tax benefits associated with stock-based compensation in each respective period presented. The Company recognized excess tax benefits associated with stock-based compensation of $10.7 million and $12.1 million as an income tax benefit for the fiscal years ended March 31, 2022 and 2021, respectively.

ABIOMED RECOVERING HEARTS, SAVING LIVES. ABIOMED, INC. 22 CHERRY HILL DRIVE DANVERS, MA 01923 SCAN TO VIEW MATERIALS & VOTE w YOUR VOTE IS IMPORTANT. VOTE BY INTERNET/TELEPHONE/MAIL 24 HOURS A DAY, 7 DAYS A WEEK VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card and Notice of Internet Availability (the “Notice”) in hand when you call and then follow the instructions. You will need the control number included on the Notice in order to vote by phone. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Time on August 9, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D83121-P73918-Z82482 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ABIOMED, INC. The Board of Directors recommends that you vote FOR ALL nominees in Proposal 1: 1. Election of the three Class III director nominees to serve a three-year term until the 2025 Annual Meeting of Stockholders. Nominees: 01) Michael R. Minogue 02) Martin P. Sutter 03) Paula A. Johnson The Board of Directors recommends that you vote FOR Proposal 2: For Against Abstain 2. Approval, by non-binding advisory vote, of the compensation of our named executive officers. The Board of Directors recommends that you vote FOR Proposal 3: 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023. NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED AND NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com. D83122-P73918-Z82482 ABIOMED, INC. Annual Meeting of Stockholders August 10, 2022 8:00 A.M. Eastern Time This proxy is solicited by the Board of Directors. The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Todd A. Trapp and Marc A. Began and each of them acting singly, as proxies, with full power of substitution, to vote all shares of capital of ABIOMED, Inc. that the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of ABIOMED, Inc. to be held at 8:00 A.M. Eastern Time on August 10, 2022 at The Newbury Boston, One Newbury Street, Boston, MA 02116, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and the related Proxy Statement, copies of which have been made available to the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates the undersigned’s intention to vote the shares represented hereby in person prior to the exercise of this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is signed but no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side